UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Gulfport Energy Corporation

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14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF 2015 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Thursday June 18, 2015 10:00 a.m. local time 14313 North May Avenue Suite 100 Oklahoma City Oklahoma 73134

April 30, 2015

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 on Thursday, June 18, 2015, at 10:00 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2014 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2014 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on June 18, 2015.

Sincerely,

	Michael G. Moore	David L. Houston
	Chief Executive Officer and President	Chairman of the Board

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2015

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on June 18, 2015 at 10:00 a.m., local time, at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect six directors to serve until the Company’s 2016 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 22, 2015 or their proxy holders may vote at the meeting. Directions to the meeting can be obtained from the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2015. This proxy statement and the Company’s 2014 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

By Order of the Board of Directors,

Michael G. Moore Chief Executive Officer and President

This notice and proxy statement are first being mailed to stockholders on or about May 14, 2015.

GULFPORT ENERGY CORPORATION

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as Gulfport, the Company and we in this proxy statement, is soliciting your vote at the 2015 Annual Meeting of Stockholders. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and consistent with the advisory vote of the Company’s stockholders obtained in 2011, the Company’s board of directors is providing the Company’s stockholders with a non-binding advisory vote on, among other proposals, the Company’s executive compensation. This and other proposals to be voted on by the Company’s stockholders at the 2015 Annual Meeting of Stockholders are described in more detail below.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 5);

•	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 beginning on page 51);

•	The ratification of Grant Thornton LLP as our independent auditors for 2015 (see Proposal 3 beginning on page 52); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendations can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect the nominated directors;

•	FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement; and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2015.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on the record date, which is April 22, 2015. Each share of common stock is entitled to one vote. As of April 22, 2015, we had 96,641,075 shares of common stock outstanding and entitled to vote, excluding 424,590 shares of our restricted common stock granted under our 2013 Restated Stock Incentive Plan or its predecessors, but not yet vested. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 22, 2015 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

In April 2014, our board of directors amended our bylaws to provide for the election of directors in uncontested elections by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not be counted for voting purposes with respect to the re-election of directors. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he does not receive a majority of the votes cast, he is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

Each of Proposals 2 and 3 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against Proposal 2 will be counted as votes cast, and abstentions and broker non-votes will not be counted for voting purposes. Broker non-votes will be counted as votes cast with respect to Proposal 3.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to act as the tabulation agent and count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name at the meeting, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2015 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors and to approve, on an advisory basis, the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I return my proxy but don’t indicate my vote on the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the Company’s executive compensation as described in this proxy statement and FOR the ratification of Grant Thornton LLP as our independent auditors for 2015.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2014 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors currently consists of six members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors. The compensation of our non-employee directors is described below.

Cash Compensation

Consistent with the recommendations of Longnecker & Associates, an independent compensation consulting firm, effective January 1, 2014, we paid our non-employee directors an annual retainer of $40,000, an attendance fee of $1,000 for each board meeting attended in person in 2014, increasing to $1,500 in 2015, and an attendance fee of $500 for each board meeting attended telephonically in 2014, increasing to $750 in 2015. In addition, effective January 1, 2014, the Chairman of the Board receives an additional $65,000 annual retainer, the audit committee chairman receives an additional $15,000 annual retainer and the chairman of each of the compensation committee and the nominating and corporate governance committee receives an additional $10,000 annual retainer. The annual retainer paid in 2014 to each committee member that was not the chairman of the respective committee was $3,000 per year, and effective January 1, 2014, each committee member was entitled to a $500 attendance fee for each committee meeting attended in person in 2014, increasing to $1,000 in 2015, and a $250 attendance fee for each committee meeting attended telephonically in 2014, increasing to $500 in 2015.

In March 2015, consistent with the recommendations of Longnecker & Associates in its December 2014 analysis of non-employee director compensation, the compensation committee recommended, and our board of directors approved, changes in compensation paid to non-employee directors of the Company for 2015. Effective January 1, 2015, our non-employee directors receive an annual retainer of $60,000, an attendance fee of $1,500 for each board meeting attended in person in 2015, and an attendance fee of $750 for each board meeting attended telephonically in 2015. The fees payable to our non-executive Chairman of the Board and the chairpersons of the audit, compensation and nominating and corporate governance committees remained at the 2014 levels discussed above. However, effective January 1, 2015, members of the audit, compensation and nominating and corporate governance committees of the board of directors who are not chairpersons of the respective committee no longer receive any additional retainers for such service. Each committee member will continue to receive attendance fees for each committee meeting, which, effective January 1, 2015, were set at $1,000 per each committee meeting attended in person and $500 for each committee meeting attended telephonically. The compensation committee also recommended, and the board of directors approved, an increase in the value of the annual grant of our restricted common stock to each non-employee director discussed in more detail under the heading “—Equity Compensation” below.

Equity Compensation

Effective January 1, 2014, our non-employee directors were entitled to receive an annual grant of restricted stock with an aggregate value of approximately $100,000 based on the closing price of our common stock on the date of grant, with vesting to occur in the following year. On July 10, 2014, we granted the 2014 annual director grant in the amount of 1,609 shares of our restricted common stock to each of our then-serving non-employee directors under our 2013 Restated Stock Incentive Plan, which shares will vest on June 12, 2015 if the non-employee director is in continuous service on that date. Michael S. Reddin, one of our then-serving non-employee directors, resigned as a director of the Company effective August 4, 2014 and, in connection with such resignation, declined to accept the 1,609 shares of restricted stock granted to him on July 10, 2014 under the 2013 Restated Stock Incentive Plan. Further, in connection with the appointment of Ben T. Morris as a director of the Company effective August 4, 2014, Mr. Morris received grants under our 2013 Restated Stock Incentive Plan of (i) 374 shares of our restricted common stock as a signing bonus, which shares will vest on August 4, 2015, and (ii) 1,556 shares of our restricted common stock, which shares will vest on June 12, 2015 if he is in continuous service on that date, representing pro-rated equity compensation payable to our non-employee directors in 2014, based on Mr. Morris’ service on the board of directors commencing on August 4, 2014. Further information regarding our director compensation in 2014 is set forth under the heading “2014 Director Compensation” below.

As discussed above, effective January 1, 2015, the compensation committee also recommended, and the board of directors approved, a $25,000 increase in the value of the annual grant of our restricted common stock to each non-employee director (based on the market value of our common stock at the time of grant) to $125,000, with vesting to occur in the following year.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $596,717. We have also entered into indemnification agreements with each of our current directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2014?

The board of directors met 14 times in 2014. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2016 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MICHAEL G. MOORE, age 58. Mr. Moore was appointed as our Chief Executive Officer and as a member of our board of directors on April 22, 2014, and has served as our President since August 2013. He served as our Chief Financial Officer and Secretary from July 2000 to April 2014 and as our Vice President from July 2000 until his appoint as President in August 2013. Mr. Moore also served as our Interim Chief Executive Officer from February 15, 2014 until his appointment as our Chief Executive Officer on April 22, 2014. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas, Inc. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore received both his Bachelor of Business Administration Degree in Finance and his Master’s in Business Administration from the University of Central Oklahoma.

DONALD L. DILLINGHAM, age 53. Mr. Dillingham has served as a director of the Company since November 2007. Since April 2007, Mr. Dillingham has served as Chief Executive Officer of Oak Hills Holdings, a holding company comprised of Avondale Investments, LLC, Merit Advisors, Inc. and Oak Hills Securities, each of which is a registered investment advisor. From August 2001 until July 2003, Mr. Dillingham served as the Senior Portfolio Manager for two mutual funds, a member of the investment committee of Merit Advisors, Inc. and the Vice-President/Treasurer and director of the Merit Advisors Investment Trust. From August 2002 to December 2004, Mr. Dillingham served as an adjunct professor of finance at the University of Oklahoma. From April 1998 to August 2001, Mr. Dillingham served as Senior Vice President, portfolio manager and state director for J.P. Morgan Investment Management. From March 1996 to April 1998, Mr. Dillingham served American Express as the state director responsible for managing the financial planning services and product sales for the state of Oklahoma. From May 1994 to December 1996, Mr. Dillingham worked for Bank of America as Vice-President of Investment Banking. Mr. Dillingham began his career in the finance industry with Stifel, Nicolaus as a fixed income analyst, risked based market maker and sales manager from August 1984 to May 1994. Mr. Dillingham is also the founder of Fortress Storage Solutions, a multi-unit self-storage company, and Dillingham Outdoor, an advertising company. Mr. Dillingham has also served since May 2009 as an independent director and chairman of the audit committee for Emerging Brands, a privately-held restaurant holding company. From 2009 to 2011, Mr. Dillingham served as an independent director and chairman of the audit committee for The Beard Company, a publicly-traded energy company. Mr. Dillingham is active in the community and has served in a variety of leadership roles in local organizations. He is an enrolled member of the Muscogee (Creek) Indian Nation, and after ten years of service, recently rotated off the board of Oklahoma’s Native American Cultural and Education Authority. Mr. Dillingham received a Bachelor’s of Business and Administration in Accounting from the University of Oklahoma and his Master’s of Business and Administration in Finance from Oklahoma City University. Mr. Dillingham is a Chartered Financial Analyst, a Certified Public Accountant and a Certified Financial Planner.

CRAIG GROESCHEL, age 47. Mr. Groeschel has served as a director of the Company since August 2011. Since 1996, Mr. Groeschel has served as a founding pastor of LifeChurch.tv, one of the largest churches in the United States, reaching over 30,000 people each weekend. Since founding LifeChurch, Mr. Groeschel has served on its Board of Directors. Under Mr. Groeschel’s leadership, LifeChurch has grown to 15 locations in the United States. Mr. Groeschel received a Bachelor’s in Business Marketing from the Oklahoma City University and a Master’s of Divinity from the Phillips Graduate Seminary. Mr. Groeschel is a frequent speaker at various domestic and international forums and an author of a number of books.

DAVID L. HOUSTON, age 62. Mr. Houston has served as a director of the Company since July 1998 and as Chairman of the Board since July 2013. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm that offers life and disability insurance, compensation and benefits plans and wealth management services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as the lead director on the board of directors of Diamondback Energy, Inc. (Nasdaq Global Market: FANG) since October 2012, is a member of its audit and compensation committees and is the chair of its nominating and corporate governance committee. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science Degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

BEN T. MORRIS, age 69. Mr. Morris has served as a director of the Company since August 4, 2014. From 2009 to 2012, Mr. Morris served as the Vice Chairman of the board of directors of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987, or SMHG. Since its founding, Mr. Morris has served in various capacities with SMHG, including Executive Vice President and Director of Investment Banking, President and Chief Executive Officer and a member of the board of directors of SMH Capital, a subsidiary of SMHG, and Chief Executive Officer and a member of the board of directors of

SMHG. Since 2012, Mr. Morris has continued as an employee of Sanders Morris Harris, Inc., a former subsidiary of SMHG. From 1980 to 1986, Mr. Morris served as the Chief Operating Officer of Tatham Corporation, a privately-held company engaged in natural gas transportation and marketing and oil and gas exploration and production. Mr. Morris began his career as an accountant at Price Waterhouse & Co. in 1967, and in 1973 joined Mid American Oil and Gas Inc. as Chief Financial Officer, eventually serving as President of the company until its sale in 1979. Since July 2011, Mr. Morris has served as a member of the board of directors and Chairman of the audit committee of Yuma Energy, Inc., a privately-held exploration and production company. Mr. Morris has also served on the boards of several public companies, including Capital Title Group from 1998 to 2006, American Equity Investment Life Holding Company from 1997 to 2006, Tyler Technologies, Inc. from 2002 until 2005, where he served as Chairman of its audit committee, Fresh America Corp. from 1992 until 1996, where he served as a member of the compensation committee, and Deeptech International Inc. from 1988 until 1997. Mr. Morris has an extensive financial background, with over 20 years of experience in various aspects of the investment banking business. Mr. Morris received his Bachelor of Business Administration Degree from the University of North Texas, and also holds a Certified Public Accountant certificate from the State of Texas, along with several securities licenses.

SCOTT E. STRELLER, age 47. Mr. Streller has served as a director of the Company since August 2006. He currently serves as chairman of Company’s nominating and corporate governance committee and as a member on the audit and compensation committees. In 1992, Mr. Streller founded the Scott Streller Insurance and Financial Services Agency (Farmers Insurance), which has been recognized both regionally and nationally as one of the top agencies within the Farmers Insurance Group of Companies. Mr. Streller is active in the community and has served in a variety of leadership roles in local public and non-profit organizations. Additionally, Mr. Streller frequently serves as a guest lecturer at local universities and insurance and financial services seminars. Mr. Streller earned a Bachelor’s Degree in Business Management from the University of Central Oklahoma. In addition, Mr. Streller received a Master’s in Athletic Administration from Oklahoma State University, where he served as a Graduate Assistant Coach in men’s basketball under Coach Eddie Sutton.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has an audit committee, nominating and corporate governance committee, which we refer to herein as the nominating committee, and compensation committee, which committees perform the following functions:

Committee	Members	Principal Functions	Number of Meetings in 2014
Audit	Donald L. Dillingham David L. Houston* Ben T. Morris** Scott E. Streller

•       Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•       Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•       Monitors our compliance with legal and regulatory requirements.

•       Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal

Ten (10)

Committee	Members	Principal Functions	Number of Meetings in 2014

accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       Reviews and approves related party transactions.

•       Appoints, determines compensation, evaluates and terminates our independent auditors.

•       Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•       Prepares the report required by the Securities and Exchange Commission, or the SEC, for the inclusion in our annual proxy statement.

•       Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

Compensation#	David L. Houston* Scott E. Streller

•       Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•       Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•       Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•       Reviews, approves and administers our cash-based incentive bonus plans, including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan.

Six (6)

•       Makes recommendations to the board with respect to incentive compensation.

•       Conducts annual performance evaluation of the committee.

•       Reviews disclosure related to executive compensation in our proxy statement.

•       Reviews and considers the stockholders’ advisory vote on executive compensation and the frequency of holding such advisory vote.

•       Reviews and reassesses the adequacy of the compensation committee charter.

Committee	Members	Principal Functions	Number of Meetings in 2014
Nominating#	Donald L. Dillingham David L. Houston Ben T. Morris** Scott E. Streller*

•       Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•       Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•       Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•       Reviews and recommends to the board of directors appropriate corporate governance policies and procedures for the Company.

•       Conducts an annual assessment of the qualifications and performance of the board of directors.

•       Annually reviews and reports to the board of directors on the performance of management.

•       Reviews and reassesses the adequacy of the nominating committee charter.

Four (4)

*	Committee Chairperson.
**	Mr. Morris joined the audit committee and the nominating committee effective upon his appointment to our board of directors on August 4, 2014.
#	Michael S. Reddin, one of our then non-employee directors, served as a member of the compensation and nominating committees of the board of directors from April 22, 2014 until his resignation from the board of directors and these committees effective August 4, 2014.

Do the committees have written charters?

Yes. The charters for our audit committee, compensation committee and nominating committee can be found on our website at www.gulfportenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Assistant Corporate Secretary, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?

Our board of directors has determined that Donald L. Dillingham, Craig Groeschel, David L. Houston, Ben T. Morris and Scott E. Streller meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the

Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the audit committee, and Mr. Dillingham qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the compensation committee and the nominating committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2014, our non-management directors met in an executive session on June 12, 2014.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Assistant Corporate Secretary, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134. Our Assistant Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Assistant Corporate Secretary, relates to the functions of our board of directors or a committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our six directors then-serving attended the 2014 Annual Meeting of Stockholders in person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process for Directors, Director Qualifications and Review of Director Nominees

The nominating committee is comprised of four non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the nominating committee’s charter, our nominating committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management and through the use of third-party search firms.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our business. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In addition to the foregoing factors, our nominating committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our nominating committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the board of directors and applicable committee meetings. In accordance with its charter, our nominating committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors. See “Submission of Future Stockholder Proposals” below for additional detail regarding submitting director nominees.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our nominating committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates submitted for election at this Annual Meeting, our nominating committee considered such candidates’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 5 above. In particular, with regard to Mr. Dillingham, our nominating committee considered his strong background in finance and risk assessment and management developed as part of his career as a registered investment advisor and portfolio manager, as well as his academic experience. With regard to Mr. Groeschel, our nominating committee considered his leadership and prior board service at a non-profit organization, community involvement and administrative and public speaking skills. With regard to Messrs. Houston and Streller, our nominating committee considered their respective business backgrounds and risk assessment skills. Mr. Moore’s public company experience while serving in various executive officer capacities at Gulfport and leadership skills that led to his promotion as our Chief Executive Officer in April 2014, as well as his strong oil and natural gas background and extensive experience in finance, accounting, financial reporting, internal controls and corporate governance, led our nominating committee to appoint Mr. Moore as a director, effective April 22, 2014, and a nominee and to conclude that he should serve as one of our directors. Mr. Morris’ prior public company experience, extensive financial background, with over 20 years of experience in various aspects of the investment banking business, and strong oil and natural gas background led our nominating committee, following an extensive search process undertaken by Preng & Associates, an independent third-party search firm, in which approximately 80 potential candidates were reviewed, to appoint Mr. Morris as a director, effective August 4, 2014, and to recommend Mr. Morris as a nominee and to conclude that he should serve as one of our directors. Each of the director nominees has consented to serve as a director if elected.

Director Leadership Structure

Since December 2005, the positions of Chairman of the Board and Chief Executive Officer have been held by two different individuals. In July 2013, our board of directors amended our bylaws to make the Chairman of the Board a non-executive position to be elected from among the directors by the board, and named Mr. Houston as Chairman of the Board until his successor is duly appointed. On February 14, 2014, as previously announced, James D. Palm retired as our Chief Executive Officer and resigned from our board of directors. He was replaced as our Chief Executive Officer and as a member of our board of directors by Michael G. Moore. Separating the positions of Chairman of the Board and Chief Executive Officer has allowed our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board has provided leadership to our board of directors and worked with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board has set the board agendas, with the input from other members of the board and our management, facilitated communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presided at meetings of our board of directors and stockholders. The Chairman of the Board has also advised and counseled our Chief Executive Officer and other officers. Our board of directors does not have a position of a lead director.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Five out of six of our director nominees are independent under the Nasdaq listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our Audit, Nominating and Compensation committees, each having an independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees our compensation policies and practices and their impact on risk and risk management. The chair of our nominating committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with the supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2014.

Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2014.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2014, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2014, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015. Our internal control over financial reporting as of December 31, 2014 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015. The audit committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standard No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

THE AUDIT COMMITTEE

David L. Houston, Chairman

Donald L. Dillingham

Ben T. Morris

Scott E. Streller

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Michael G. Moore	58	Chief Executive Officer and President
Aaron Gaydosik	39	Chief Financial Officer
J. Ross Kirtley	60	Chief Operating Officer
Stuart A. Maier	61	Vice President of Geosciences
Steve R. Baldwin	61	Vice President of Reservoir Engineering

Biographical information for Mr. Moore is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

AARON GAYDOSIK. Mr. Gaydosik has served as Chief Financial Officer of the Company since August 11, 2014. From July 2013 until joining the Company, Mr. Gaydosik served as Vice President of Finance at Kodiak Oil & Gas Corp., an independent energy company with operations focused primarily in the Williston Basin of North Dakota. From May 2007 through July 2013, Mr. Gaydosik held various positions of increasing levels of responsibility at Credit Suisse Securities (USA), LLC, most recently as a Director in its Oil and Gas Group, focused on capital markets and advisory transactions primarily for exploration and production companies. His prior investment banking experience also includes two years in the energy group at Wachovia Securities. Mr. Gaydosik holds a Bachelor of Business Administration in Finance from Southern Methodist University and a Masters of Business Administration from the University of Chicago Booth School of Business.

J. ROSS KIRTLEY. Mr. Kirtley has served as Chief Operating Officer of the Company since April 22, 2014. Previously, Mr. Kirtley served as Chief Operating Officer of our Ohio activities from October 2013 through April 22, 2014. From January 2007 to January 2013, he served as Vice President of Services for Sandridge Energy, Inc. and President of Lariat Services, Inc., Hondo Heavy Haul, Inc. and Chapparal Supply, LLC, each a wholly-owned subsidiary of Sandridge Energy, Inc. Prior to joining Sandridge Energy, Inc., Mr. Kirtley served as Business Manager for NOMAC Drilling, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation for one year. Mr. Kirtley graduated from Southwestern Oklahoma State University in 1977.

STUART A. MAIER. Mr. Maier has served as Vice President of Geosciences since August 2013. Prior to that position, he served as Geological/Geophysical Manager of the Company since May 1998. From 1993 to May 1998, Mr. Maier had served as Senior Geologist with DLB Oil & Gas, Inc. From 1992 until joining DLB Oil & Gas, Inc., Mr. Maier was a consulting geologist/geophysicist and, from 1981 to 1991, Mr. Maier was a geologist/geophysicist with The Anschutz Corporation, an oil and natural gas exploration and production company. From 1979 to 1981, Mr. Maier was a production geologist for Gulf Oil Exploration and Production Company. From 1977 to 1979, Mr. Maier was a well site geologist. Mr. Maier received a Bachelor of Science Degree in Geology from the University of Missouri. Mr. Maier is a member of the American Association of Petroleum Geologists.

STEVE R. BALDWIN. Mr. Baldwin has served as Vice President of Reservoir Engineering since August 2013. Prior to that position, he served as Senior Reservoir Engineer of the Company since October 2006. From February 2001 through September 2006, he served as Senior Reservoir and Acquisition Engineer for Chaparral Energy Inc. From 1996 to December 2000, Mr. Baldwin served as Senior Operations Engineer for Saba Energy of Texas, Inc. Prior to that, Mr. Baldwin served as Operations Manager for Merrico Resources. Mr. Baldwin began his career with Mobil Oil Corporation after receiving his Bachelor of Science Degree from the University of Oklahoma. Mr. Baldwin is a member of the Society of Petroleum Engineers.

Executive Compensation

Compensation Discussion and Analysis

Overview

The compensation discussion and analysis set forth below provides an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our named executive officers. This section also describes the actions and decisions of the compensation committee of our board of directors, and of our board of directors, as they relate to our executive compensation decisions. The compensation committee, which is composed entirely of independent directors, is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our board of directors, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers), administer our annual cash incentive bonus plans (including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan) and review and approve annually all compensation decisions relating to our named executive officers. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee, although no such delegations were made in 2014. The compensation committee meets at least annually to review executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based compensation plans and cash incentive bonus plans. The compensation committee operates in accordance with its charter, which was amended and restated in January 2014 and sets forth the committee’s powers and responsibilities, which are described in more detail under the heading “Election of Directors and Director Biographies—What are the committees of the Board?”

As discussed in more detail below under “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control—Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014,” James D. Palm, our former Chief Executive Officer and a former member of the board of directors, retired from all positions with the Company effective February 15, 2014. We began a nationwide search with Preng & Associates for Mr. Palm’s successor in February 2014, and the board of directors conducted a review of both internal and external candidates. During this interim period, Michael G. Moore, our President and then-Chief Financial Officer, assumed management responsibilities associated with the office and acted as Interim Chief Executive Officer pending the conclusion of the board’s search. Upon the conclusion of this search, the board determined that it is in the best interests of the Company and its stockholders to appoint Mr. Moore as Chief Executive Officer and as a member of our board of directors, and he was appointed to serve in these capacities on April 22, 2014. Mr. Moore has continued to serve as our President. Mr. Moore also continued to serve as our Chief Financial Officer until the appointment of Aaron Gaydosik as our new Chief Financial Officer effective August 11, 2014.

Compensation Philosophy and Objectives

The objectives of our compensation program are to:

•	attract and retain key executives;

•	align the interests of our executives with those of our stockholders; and

•	motivate and reward individual performance and contributions to the Company’s success and financial performance.

Highlights of Company Performance in 2014

•	EBITDA increased 78% during the year ended December 31, 2014 as compared to the year ended December 31, 2013.

•	Production increased 255% to approximately 87,719 MMcfe for the year ended December 31, 2014 from approximately 24,709 MMcfe for the year ended December 31, 2013.

Production

•	Year-end 2014 total proved reserves increased 305% to approximately 933.6 Bcfe from approximately 230.6 Bcfe in 2013 and year-end 2014 total proved developed reserves increased 204% to approximately 453.8 Bcfe from approximately 149.4 Bcfe in 2013.

Proved Reserves and Proved

Developed Reserves

•	During 2014, we spud 130 gross (112 net) wells, participated in an additional 112 gross (13 net) wells that were drilled by other operators on our Utica Shale and Bakken acreage and recompleted 161 gross and net wells. Of our 130 new wells spud during 2014, 73 were completed as producing wells, seven were non-productive and, at year end, 44 were in various stages of completion and six were drilling.

•	In 2014, we acquired approximately 8,200 net acres in the Utica Shale from Rhino Exploration LLC for a total purchase price of $182.0 million ($179.5 million net of purchase price adjustments). We are the operator of substantially all of this acreage.

•	As of December 31, 2014, we held leasehold interests in approximately 185,000 gross (180,000 net) acres in the Utica Shale. During 2014, we spud 85 gross (67.2 net) wells on our Utica Shale acreage.

•	In June, September and November of 2014, we sold our remaining Diamondback common stock in underwritten public offerings for an aggregate of $258.4 million in net proceeds.

•	In August of 2014, we issued $300.0 million in aggregate principal amount of our 7.750% Senior Notes due 2020, resulting in net proceeds to us of approximately $312.0 million, a portion of which we used to repay all outstanding borrowings under our senior secured revolving credit facility. We used the remaining net proceeds for general corporate purposes, which included funding a portion of our 2014 capital development plan.

The following performance graph compares our cumulative total stockholder return (assuming dividend reinvestment) from January 1, 2010 through January 1, 2015, against the average performance of our 2014 proxy peer group identified by Longnecker & Associates, as described below under “—Compensation Decisions for 2014 and Changes in 2015,” and against the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested. In 2014 and over this five-year period, we outperformed each of the peer group and the S&P 500 Index.

	01/01/2010	01/01/2011	01/01/2012	01/01/2013	01/01/2014	01/01/2015
Gulfport Energy	$100.00	$189.34	$257.21	$333.80	$551.35	$364.54
Peer Group	$100.00	$139.49	$128.73	$114.45	$156.24	$101.02
S&P 500	$100.00	$124.91	$127.85	$152.60	$210.78	$245.83

Compensation Decisions for 2014 and Changes in 2015

Compensation Decisions for 2014

In September 2013, the compensation committee engaged Longnecker & Associates, an independent compensation consulting firm, to, among other things, (i) conduct a peer analysis to aid the committee in determining the appropriate peer group based on data derived from proxy statements filed by peer companies in 2013 and other publicly available market data, which we refer to as the September 2013 peer group, (ii) conduct an analysis of the Company’s executive compensation for Mr. Palm (our then Chief Executive Officer) and Mr. Moore (our then President and Chief Financial Officer), including with respect to base salary, targeted annual incentives and targeted total direct compensation, (iii) conduct an analysis of the compensation of the board of directors, including with respect to annual retainers, meeting fees, equity grants and total director compensation, (iv) provide the compensation committee with an opinion related to the payout of bonuses, including the analysis performed of market prevalence and competitiveness, and (v) conduct a review of the compensation committee’s charter. In establishing the September 2013 peer group, Longnecker & Associates initially identified candidates of similar size, with similar operations in the onshore oil and gas exploration and production industry, and with similar operations in comparable geographies. Based on Longnecker & Associates’ evaluation, the September 2013 peer group consisted of the following 16 companies: Athlon Energy Inc.; Kodiak Oil & Gas Corp.; Laredo Petroleum Holdings, Inc.; Oasis Petroleum Inc.; Rosetta Resources, Inc.; Denbury Resources Inc.; Energen Corp.; QEP Resources, Inc.; Whiting Petroleum Corp.; Newfield Exploration Co.; Concho Resources, Inc.; Range Resources Corporation; Energy XXI (Bermuda) Limited; SM Energy Company; Cimarex Energy Co.; and Kosmos Energy Ltd. In selecting the September 2013 peer group, Longnecker & Associates sought to include companies that are operationally similar to Gulfport, while maintaining appropriate relative financial alignment. These considerations resulted in the September 2013 peer group including companies that operate in similar plays, focus on onshore exploration and production and have similar reserve and production characteristics (i.e. blend of gas and oil) and market capitalizations that are within a range of 0.5x – 2.0x that of Gulfport’s market capitalization. Longnecker & Associates believed that focusing on companies with similar market capitalization was appropriate for the Company after evaluating its operations and the significant stock price growth the Company has experienced. Given Gulfport’s diverse and unique operational locales, Longnecker & Associates focused on companies with a majority of operations in the continental U.S. rather than in any more specific geographic region. Among the September 2013 peer group, Gulfport falls in the 17th percentile in revenue, 30th percentile in assets, 73rd percentile in market capitalization, 69th percentile in net income and 64th percentile in enterprise value, in each case for the trailing 12 months effective October 8, 2013.

In December 2013, the compensation committee met to consider, among other things, the 2013 compensation analysis prepared by Longnecker & Associates with respect to the compensation of Mr. Moore and our then Chief Executive Officer, Mr. Palm, for 2014. The compensation committee discussed and evaluated the compensation packages for Mr. Moore and Mr. Palm in light of the Company’s performance, the value each such executive brings to the Company, market trends, competitive market data, economic climate, the respective experience and leadership roles of these executives and the Company’s desire to retain these executives. The compensation committee also evaluated the 2014 compensation packages for the members of the board of directors of the Company considering the same factors. The compensation committee noted that the Company demonstrated strong performance metrics compared to its peers. The compensation committee made the 2013 bonus determinations for our then named executive officers, but left the annual base salaries for such named executive officers for 2014 unchanged from the prior year. The compensation committee determined to award each of Messrs. Maier and Baldwin a grant of 40,000 shares of restricted stock under our 2013 Restated Stock Incentive Plan, vesting in three substantially equal installments beginning on December 12, 2013 discussed in more detail below under “—Compensation Components—Long-Term Incentive Compensation,” based on the recommendation of our then-Chief Executive Officer, Mr. Palm, considering their increased role within the organization and their significant contributions to the development of the Company. The compensation committee did not make any other changes to the compensation packages for Messrs. Maier and Baldwin for 2014. Further, the compensation committee deferred any equity award decisions for Mr. Moore and Mr. Palm until such time as the Company’s annual financial and operating results for 2013 were finalized in early 2014.

In February 2014, the compensation committee awarded 24,868 shares of restricted stock to Mr. Moore under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as Interim Chief Executive Officer after the retirement of Mr. Palm and in view of the uncertainty relating to his position in recognition of the then-ongoing search for a new Chief Executive Officer. The retention award was subject to Mr. Moore’s continuous service with the Company and was to vest in two equal annual installments beginning on February 24, 2015, unless earlier vesting occurred upon his involuntary termination without cause, termination for good reason, death, disability or termination for any reason except cause or voluntary termination without good reason within 24 months after a change in control. As described below, this retention award was rescinded when Mr. Moore was named our Chief Executive Officer.

On April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the 2014 Executive Annual Incentive Compensation Plan, subject to stockholder approval at the 2014 Annual Meeting of Stockholders. This plan, which we refer to as our Annual Incentive Plan, was approved in response to general stockholder concerns relating to certain public companies’ practices of awarding guaranteed minimum bonuses to their executives and as part of the Company’s ongoing initiative to revise its cash-based compensation philosophy and programs away from a guaranteed minimum bonus structure to a mix of base compensation and performance based incentive compensation. The Annual Incentive Plan is described in more detail elsewhere in this proxy statement. On April 1, 2014, the compensation committee also determined to provide Mr. Moore, as an additional incentive, a cash retention bonus equal to $400,000 in view of the uncertainty relating to his position in recognition of the then-ongoing search for a new Chief Executive Officer. The cash bonus amount was to vest and become payable in two equal annual installments, beginning on February 24, 2015, subject to Mr. Moore’s continuous service with the Company, unless earlier vesting occurs upon his involuntary termination without cause, termination for good reason, death, disability or termination for any reason except cause or voluntary termination without good reason within 24 months after a change in control. As described below, this cash bonus award was also rescinded when Mr. Moore was named our Chief Executive Officer. In addition, the compensation committee agreed to increase Mr. Moore’s 2013 annual discretionary bonus under his employment agreement from $500,000 to $800,000. This increase was designed to recognize the significant financial and operating performance gains experienced by the Company in 2013, Mr. Moore’s overall performance and the additional duties and responsibilities he assumed upon his appointment as President in August 2013, his service as Chief Financial Officer and Secretary of the Company and his leadership through transformative acquisitions and related capital market transactions in 2013.

On April 22, 2014, Mr. Moore was appointed Chief Executive Officer of the Company. He has continued to serve as President of the Company. Mr. Moore also continued to serve as Chief Financial Officer until the appointment of Aaron Gaydosik as our new Chief Financial Officer effective August 11, 2014. In connection with Mr. Moore’s new responsibilities, we entered into an amended and restated employment agreement with Mr. Moore dated April 30, 2014 but effective April 22, 2014 based on terms recommended by Longnecker & Associates. Material terms of this agreement are discussed below. See “Employment Agreements.”

On July 10, 2014, the Company appointed Mr. Gaydosik as our Chief Financial Officer, effective August 11, 2014. In connection with his appointment, the compensation committee set Mr. Gaydosik’s annual base salary at $300,000, subject to increases as may be determined from time to time by the compensation committee. Under the terms of his employment, Mr. Gaydosik was entitled to receive a one-time sign-on bonus consisting of (i) $150,000 payable in cash and (ii) a restricted stock award valued at $225,000, vesting in two approximately equal annual installments beginning on August 1, 2015 (which was granted to Mr. Gaydosik on February 24, 2015).

The compensation committee also approved Mr. Gaydosik’s participation in the Company’s annual incentive compensation plan, under which he was entitled to receive an annual award representing 50%, 75% or up to a potential maximum of 200% of his base salary, depending on reaching pre-determined financial and/or operational metrics. Mr. Gaydosik was also entitled to receive an annual long-term equity incentive award, consisting of time-vested restricted stock, vesting in three approximately equal annual installments beginning on the date of grant, with a target level of 300% of his annual base salary. The timing and the amount of such annual long-term equity incentive award was to be determined by the compensation committee of the Board in its sole discretion and would be prorated for 2014, based on the number of months served during 2014.

The Company also appointed Mr. Kirtley as the Chief Operating Officer effective April 22, 2014. In connection with his appointment, the compensation committee set his annual base salary at $325,000.

2014 Compensation Analysis and Compensation Decisions for 2015

In the fall of 2014, the compensation committee again engaged Longnecker & Associates to among other things (i) conduct a peer analysis to aid the committee in determining the appropriate peer group, based on data derived from proxy statements filed by peer companies in 2014 and other publicly available market data, (ii) conduct an analysis of the Company’s executive compensation for Mr. Moore, our Chief Executive Officer and President, Mr. Kirtley, our Chief Operating Officer, and Mr. Gaydosik, our Chief Financial Officer, including with respect to base salary, targeted annual incentives and targeted total direct compensation, (iii) conduct an analysis of the compensation of the board of directors, including with respect to annual retainers, meeting fees, equity grants and total director compensation, and (iv) provide the compensation committee with an opinion related to the payout of bonuses, including the analysis performed of market prevalence and competitiveness. In establishing our peer group for 2014, Longnecker & Associates reviewed the September 2013 peer group and removed Athlon Energy Inc., Cimarex Energy Co., Concho Resources, Inc., Energy XXI (Bermuda) Limited, Kodiak Oil & Gas Corp. and Kosmos Energy Ltd. due to either changes in size (primarily in market capitalization) or acquisition of certain of these companies by competitors. Five new companies, Carrizo Oil & Gas, Inc., PDC Energy Inc., SandRidge Energy, Inc., Ultra Petroleum Corp. and WPX Energy, Inc., with operations in the exploration and production industry and similar market capitalization in 2014, were added to our 2014 peer group. Based on Longnecker & Associates’ evaluation, our peer group for 2014 consisted of the following 15 companies: Laredo Petroleum Holdings, Inc.; Oasis Petroleum Inc.; Rosetta Resources, Inc.; Denbury Resources Inc.; Energen Corp.; QEP Resources, Inc.; Whiting Petroleum Corp.; Newfield Exploration Co.; Range Resources Corporation; SM Energy Company; Carrizo Oil & Gas, Inc.; PDC Energy Inc.; SandRidge Energy, Inc.; Ultra Petroleum Corp.; and WPX Energy, Inc. Among our 2014 peer group, Gulfport falls in the 14th percentile in assets, 67th percentile in market capitalization, 43rd percentile in net income (although the lowest in revenue) and 23rd percentile in enterprise value, in each case for the trailing 12 months effective October 21, 2014.

In its 2014 compensation analysis, Longnecker & Associates provided competitive data for similarly situated executives at the peer group companies, focusing on the following elements of compensation: (i) the annual base salary; (ii) the targeted total annual cash compensation consisting of the annual base salary and targeted annual incentive bonus; (iii) the value of long-term incentive awards as of the date of grant; and (v) targeted total direct compensation, consisting of the targeted total annual cash compensation and the value of long-term incentive awards as of the date of grant. The compensation consultant also analyzed how these elements of compensation compare to elements of compensation afforded to our Chief Executive Officer and President, Chief Operating Officer and Chief Financial Officer.

In its analysis, the compensation consultant determined that the 2014 base salary and the targeted total annual cash compensation afforded to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer were generally in the bottom quartile of being competitive with the peer group. The compensation consultant concluded that the 2014 annual base salaries for each of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer was below the 25th percentile range of annual base salaries paid to similarly situated executive officers in the peer group. The compensation consultant recommended a multi-year base salary adjustment plan for our Chief Executive Officer, with the goal of achieving alignment between the 25th and 50th percentiles of the peer group within three years. The compensation consultant also recommended that the respective annual base salaries of our Chief Operating Officer and Chief Financial Officer be increased. In the case of our Chief Operating Officer, the compensation consultant recommended aligning his annual base salary closer to the 25th percentile of the peer group and, in the case of our Chief Financial Officer, the compensation consultant recommended a cost of living increase due to his recent hire. The compensation consultant also recommended to align the targeted total cash opportunity for these named executive officers between the 25th and 50th percentiles of the peer group, while allowing the compensation committee to determine the performance targets. The compensation consultant also concluded that current target awards of 150% and 75% of the annual base salary for our Chief Executive Officer and Chief Financial Officer, respectively, contemplated by the terms of their respective employment were competitive with the peer group. The compensation consultant recommended to establish an annual incentive target of 75% to 85% of the annual base salary for our Chief Operating Officer to align his annual cash incentive opportunity with that of our Chief Financial Officer. The compensation consultant also provided market values with respect to the annual long-term incentive awards granted to similarly situated executives at the peer group companies to assist the compensation committee in making these determinations with respect to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for 2015. The compensation consultant concluded that an annual grant of 40,000 shares of our restricted common stock contemplated by the terms of our Chief Executive Officer’s employment agreement is subject to market fluctuations and may not provide a competitive value of long-term incentive to him from one year to the next. The compensation consultant also concluded that the targeted annual equity award representing 300% of his annual base salary contemplated by the terms of our Chief Financial Officer’s employment is competitive with the peer group (falls above the 75th percentile range of the peer group). The compensation consultant recommended that a consistent methodology be implemented by the compensation committee to establish annual long-term incentive grants as a percentage of base salary or as a targeted dollar amount for each of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer to properly incentivize such named executive officers and make such long-term incentive grants competitive with the peer group.

The compensation committee considered the compensation consultant’s recommendations discussed above and, effective January 1, 2015, increased annual base salaries for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer to $460,000, $338,000 and $309,000, respectively. Further, on February 24, 2015, the compensation committee granted new restricted stock awards to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in the amount of 52,225 shares, 23,025 shares and 21,049 shares, respectively, with the grant date value representing 500% of the annual base salary for our Chief Executive Officer and 300% of the annual base salary for each of our Chief Operating Officer and Chief Financial Officer, to provide further long-term incentive to such named executive officers and align them more closely with the competitive ranges for equity awards afforded to similarly situated executives at peer group companies. For more information regarding these awards, see “—Compensation Components—Long-Term Incentive Compensation—2015 Awards” below. Further, in March 2015, the compensation committee approved our entry into employment agreements with Messrs. Kirtley and Gaydosik to facilitate their retention by the Company, effective April 22, 2014 and August 11, 2014, respectively, and, in April 2015, the compensation committee approved our entry into an amended and restated employment agreement with Mr. Moore, in each such case on the terms consistent with Longnecker & Associates’ recommendations discussed above and, in the case of Mr. Gaydosik, to formalize the terms of his employment we negotiated with Mr. Gaydosik at the time of his appointment as our Chief Financial Officer in August 2014. For a detailed description of these employment agreements, see “Employment Agreements—Employment Agreement with Our Chief Financial Officer and Chief Operating Officer” below.

Compensation Policy

The key elements of our compensation program are base salary, annual bonus and long-term incentive compensation. We use these elements to meet our compensation objectives as follows:

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Attract and retain key executives. We believe that to attract and retain talented executives, we must offer compensation that is competitive with the compensation of similarly-situated executives of comparable companies within the oil and natural gas industry. To facilitate the retention of Michael G. Moore, our Chief Executive Officer and President, we entered into an amended and restated employment agreement with Mr. Moore, effective April 22, 2014 and subsequently amended and restated such agreement as of April 29, 2015. See “Employment Agreements—Employment Agreement with Our Chief Executive Officer” below for more information regarding the terms of this agreement. In March 2015, to facilitate the retention of Messrs. Kirtley and Gaydosik, we entered into employment agreements with these named executive officers, effective April 22, 2014 and August 11, 2014, respectively. See “Employment Agreements—Employment Agreement with Our Chief Financial

Officer and Chief Operating Officer” below for more information regarding the terms of these agreements.

•	Align the interests of our executives with those of our stockholders. Since 2006, we have used only restricted stock awards to incentivize our named executive officers. It is anticipated that in the future the compensation committee will continue to structure our long-term incentive compensation in the form of restricted stock awards (including restricted stock units), consistent with peer group companies’ practices. For a discussion of the Company’s long-term incentive policy, see “—Compensation Components—Long-Term Incentive Compensation” below.

•	Restricted Stock Awards. Restricted stock awards are awards of our common stock that are subject to certain restrictions on vesting, forfeiture and transferability as provided under the terms of the applicable equity incentive plan and the terms of the specific restricted stock award as determined by the compensation committee as the plan administrator. Restricted stock awards are an essential component of our long-term incentive compensation strategy for our executives. In 2014 and 2015, we granted restricted stock awards to our named executive officers under our 2013 Restated Stock Incentive Plan. For a description of these awards, see “—Compensation Components—Long-Term Incentive Compensation—2014 Awards” and “—2015 Awards” below.

•	Stock Options. Stock options represent the right of an option holder to buy shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Under our outstanding stock options, the right to buy underlying shares generally vested in 36 substantially equal monthly installments from the date of grant, except that certain options vested in five substantially equal annual installments beginning on the first anniversary of the date of grant. We have not granted stock options since 2005. All outstanding options have now vested. We awarded these stock options in order to align compensation with company performance as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options.

•	Performance-Based Cash Incentive Compensation. On April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the Annual Incentive Plan, subject to stockholder approval at the 2014 Annual Meeting of Stockholders. Also on April 1, 2014, the compensation committee established the performance criteria and targets for 2014 under the Annual Incentive Plan, again subject to stockholder approval of the Plan. Our stockholders approved the Annual Incentive Plan at the 2014 Annual Meeting. For 2014, the performance levels require achieving certain financial and operational metrics, including growth in EBITDA, estimated proved reserves and oil and natural gas production, as compared to the prior year period. Straight line interpolation will apply to determine the amount of the bonus for performance that is above the threshold target and between performance levels. The performance-based cash incentive awards and targets for 2014 and 2015 are discussed in more detail under the “—Compensation Components—Performance-Based Cash Incentive Compensation” below. The compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, will further align our executives’ interests with those of our stockholders, motivate our executives to contribute to the Company’s growth and profitability by encouraging the successful implementation of the annual business plan and objectives and link a larger portion of our executives’ compensation to the performance of the Company. In response to stockholder input, the compensation committee has determined that objective performance-based bonus opportunities should be used to compensate our executives in place of discretionary or minimum bonus requirements.

•

Motivate and reward individual performance and contributions to the Company’s success and financial performance. The Company’s evaluation of the individual performance of each executive officer affects most aspects of the executive’s compensation. Individual performance and level of responsibility are considered in determining an executive’s annual salary, and are important factors in deciding whether to grant an equity award under the 2013 Restated Stock Incentive Plan or cash-incentive award opportunity under the Annual Incentive Plan. The compensation committee also believes that the establishment of meaningful performance targets under the Annual Incentive Plan will motivate our executives to perform at a higher level and contribute to the Company’s financial and operational performance. See “—Compensation Policy—Align the interests of our executives with those of our stockholders” and “—Compensation Components—Performance-Based Cash Incentive Compensation.”

Compensation Components

Base Salary

Base salary is designed to provide basic economic security for our executives and be competitive with salary levels for comparable executives at our peer group companies. As discussed under the heading “Employment Agreements” below, we entered into employment agreements with Mr. Palm, our then Chief Executive Officer, and Mr. Moore, our former Vice President and Chief Financial Officer, in November 2012, and we entered into an amended and restated employment agreement with Mr. Moore effective as of April 22, 2014 in connection with his appointment as our new Chief Executive Officer. As discussed elsewhere in this proxy statement, Mr. Palm retired as our Chief Executive Officer and from our board of directors in February 2014, at which time his employment agreement was terminated. Also, in March 2015, we entered into employment agreements with Mr. Gaydosik, our Chief Financial Officer, and Mr. Kirtley, our Chief Operating Officer, effective as of August 11, 2014 and April 22, 2014, respectively. Under each of these employment agreements, the named executive officer is entitled to a base salary in each year of such executive’s employment agreement, the amount of which is to be reviewed from time to time by the compensation committee and may be adjusted upward, but not downward, by the compensation committee in its sole discretion. In determining the amount of the base salaries of Mr. Moore, Mr. Gaydosik and Mr. Kirtley in connection with the negotiation of their respective employment agreements, the compensation committee considered numerous factors, including the compensation of executive officers of comparable companies within the oil and natural gas industry, Longnecker & Associates’ recommendations, the performance of such executive officer, the experience and leadership qualities of such executive officer, the value such executive officers brought to the Company and the Company’s strategy for recruiting, retaining and motivating key employees. In the future, we anticipate that the compensation committee will continue to review the base salaries of our named executive officers on an annual basis, subject to the terms of any employment agreements that we may have with our named executive officers, and will consider similar factors in making base salary determinations. Under the terms of his amended and restated employment agreement effective April 22, 2014, Mr. Moore’s annual base salary for 2014 remained at $400,000. Mr. Gaydosik’s and Mr. Kirtley’s annual base salaries for 2014 were $300,000 and $325,000, respectively. For additional information, see “—Compensation Decisions for 2014 and Changes in 2015” above. The compensation committee also did not make any changes in the base salary for Messrs. Maier and Baldwin for 2014.

Performance-Based Cash Incentive Compensation

On April 1, 2014, the compensation committee recommended the approval of, and the board of directors approved, the 2014 Executive Annual Incentive Compensation Plan, subject to stockholder approval at the 2014 Annual Meeting of Stockholders. The 2014 Executive Annual Incentive Compensation Plan, which we refer to as the Annual Incentive Plan, is designed to provide an incentive to executive officers and other selected employees of the Company to contribute to the growth, profitability and increased value of the Company by providing cash incentive compensation that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. We adopted the Annual Incentive Plan, in response to certain stockholder concerns, as part of an ongoing initiative to eliminate the use of minimum discretionary bonus arrangements in the employment agreements of our executive officers in favor of performance-based bonuses.

The Annual Incentive Plan focuses on achievement of certain annual objectives and goals, as determined by the compensation committee at the beginning of each calendar year, and provides that the participants may earn a pre-determined percentage of their respective base salaries for the achievement of such specified goals. Under the Annual Incentive Plan, the payout opportunity is contingent upon meeting the threshold performance levels, and thereafter varies for performance above and below the pre-established target performance levels, subject to a maximum award level. The target award to a participant will represent a percentage of such participant’s base salary, as adjusted based upon meeting or exceeding the performance levels established by the compensation committee for that year, and cannot exceed a maximum payment limit specified by the compensation committee. The terms of the Annual Incentive Plan are described in more detail below.

On April 1, 2014, the compensation committee established the performance criteria and targets for 2014 under the Annual Incentive Plan and specified the weighting attributable to such performance metrics, subject to the approval of the Annual Incentive Plan by the Company’s stockholders at the 2014 annual meeting of stockholders. For 2014, the performance levels require achieving certain financial and operational metrics, including growth in EBITDA, estimated proved reserves and oil and natural gas production, as compared to the prior year period. The compensation committee determined that these metrics were principal drivers of profitability and growth for the Company for 2014. Also on April 1, 2014, the compensation committee granted an award to Michael G. Moore, who at that time was our Interim Chief Executive Officer, President and Chief Financial Officer, under the Annual Incentive Plan, which award represented 50%, 100% or up to a of maximum of 200% of his base salary, depending on reaching the threshold, target or above-target performance levels. Under the terms of Mr. Moore’s amended and restated employment agreement effective April 22, 2014 in connection with his appointment as our Chief Executive Officer, the potential amount of the award was increased to 75%, 150% or up to a maximum of 300% of his base salary, subject to the same performance criteria and targets established by the compensation committee on April 1, 2014. In connection with Mr. Gaydosik’s appointment as our Chief Financial Officer effective August 11, 2014, the compensation committee approved Mr. Gaydosik’s participation in the Company’s annual incentive compensation plan, under which he was entitled to receive an annual award representing 50%, 75% or up to a maximum of 200% of his base salary depending on reaching pre-determined financial and/or operational metrics, which provision was formalized in Mr. Gaydosik’s employment agreement. Under the terms of the employment agreement with Mr. Kirtley, Mr. Kirtley was entitled to an annual award under the Annual Incentive Plan representing 50%, 75% or up to a maximum 200% of his annual base salary subject to the same performance criteria and targets established by the compensation committee on April 1, 2014. Straight line interpolation applied to determine the amount of the bonus for performance that is above the threshold target and between performance levels for each of these named executive officers. The compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, will further align our executives’ interests with those of our stockholders, motivate our executives to contribute to the Company’s growth and profitability and link a larger portion of our executives’ compensation to the performance of the Company. On February 24, 2015, the compensation committee certified to the attainment of the pre-established performance goals and targets for 2014, which were achieved at the above-target levels but slightly below the maximum level for both growth in EBITDA and oil and natural gas production and at a maximum level for the growth of estimated proved reserves. In connection with reaching these goals, the compensation committee approved awards to Mr. Moore, Mr. Kirtley and Mr. Gaydosik, representing 275.5%, 137.75% and 137.75%, respectively, of their annual base salaries for 2014, except that our Chief Financial Officer’s annual base salary for 2014 was prorated to reflect his appointment in this capacity effective August 11, 2014. For information regarding the performance-based cash incentive bonuses awarded to our named executive officers for 2014, see “Compensation Tables—2014, 2013 and 2012 Summary Compensation Table” below.

PAY FOR PERFORMANCE

On March 30, 2015, the compensation committee established the performance criteria and targets for 2015 for the named executive officers and other covered employees under the Annual Incentive Plan and specified the weighting attributable to such performance metrics. Similar to 2014, the performance levels for 2015 require achieving certain financial and operational metrics. For 2015, these performance factors include growth in estimated proved reserves and oil and natural gas production. The compensation committee believes that these performance levels, as well as bonus compensation targets set forth in our named executive officers’ employment agreements, as may be adjusted by the compensation committee from time to time, will continue to (i) further motivate our named executive officers to contribute to the Company’s performance and growth, (ii) align our named executive officers’ interests with those of our stockholders and (iii) put a larger portion of our named executives’ compensation at risk.

Long-Term Incentive Compensation

Long-Term Incentive Policy. Although in the past we awarded both options and restricted stock as part of our long-term incentive compensation program, our board of directors and the compensation committee believe that restricted stock awards are an essential component of our compensation strategy, and currently intend to primarily offer such awards in the future. Further, we anticipate that any equity awards granted to our executive officers during 2015 will be in the form of restricted stock. The compensation committee may also determine to issue other forms of stock-based awards to our named executive officers or other eligible participants under our 2013 Restated Stock Incentive Plan or other equity incentive plans in effect at that time. Our current equity incentive plan is described below under the heading “Benefit Plans—2013 Restated Stock Incentive Plan” below. The compensation committee did not establish any objective performance targets for 2014 or 2015 with respect to our executive officers’ equity incentive compensation.

2014 Awards. In 2014, the compensation committee reviewed and discussed the Company’s current equity compensation plan and objectives. The compensation committee also considered the need to issue new equity awards as old awards become fully vested to provide future incentives to our executive officers. As discussed above, on February 24, 2014, the compensation committee granted 24,868 shares of restricted stock to Mr. Moore under the 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as interim Chief Executive Officer after the retirement of Mr. Palm and in view of the uncertainty relating to his position in recognition of the then-ongoing search for a new Chief Executive Officer. The retention award was subject to Mr. Moore’s continuous service with the Company and was to vest in two equal annual installments beginning on February 24, 2015, unless earlier vesting occurred upon his involuntary termination without cause, termination for good reason, death, disability or termination for any reason except cause or voluntary termination without good reason within 24 months after a change in control. This retention award was rescinded when Mr. Moore was named our Chief Executive Officer. On April 30, 2014, the compensation committee granted Mr. Moore 40,000 shares of restricted stock in connection with his appointment as our new Chief Executive Officer, of which shares 13,333 vested on May 12, 2014, 13,333 vested on April 22, 2015 and the remaining 13,334 will vest on April 22, 2016. On January 31, 2014, Mr. Palm was granted 80,000 shares of our restricted stock units granted under our 2013 Restated Stock Incentive Plan in connection with his retirement, which shares vest in three substantially equal annual installments beginning on February 15, 2015, subject to certain forfeiture provisions. See the description of Mr. Palm’s severance agreement below under the heading “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control—Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014.” Since each of Messrs. Maier and Baldwin received a restricted stock award of 40,000 shares of restricted common stock in December 2013, vesting in three substantially equal annual installments beginning on December 12, 2013, the compensation committee did not grant any additional equity awards to these named executive officers in 2014.

2015 Awards. In February 2015, the compensation committee granted new restricted stock awards to our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in the amount of 52,225 shares, 21,049 shares and 23,025 shares, respectively, to provide further long-term incentive to such named executive officers and align them more closely with the competitive ranges for equity awards afforded to similarly situated executives at peer group companies based on Longnecker and Associates’ recommendation. These restricted stock awards vest in three approximately equal annual installments beginning, in the case of our Chief Executive Officer, on March 1, 2015 and, in the case of the two other named executive officers referenced above, beginning on March 1, 2016. Further, in February 2015, the compensation committee granted 3,297 shares of our restricted common stock to Mr. Gaydosik to which Mr. Gaydosik was entitled upon commencement of his employment with us on August 11, 2014, but which were not granted until February 2015. Of these shares of restricted common stock, 1,964 will vest on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.

Termination and Change of Control Benefits

Our employment agreement with Mr. Moore provides for specified payments and benefits upon certain termination events, including termination following a change of control. This employment agreement contains termination and change of control provisions that we believe are comparable to similar provisions employed by a majority of the companies in our industry peer group. The compensation committee believes that this agreement will encourage Mr. Moore to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The compensation committee believes termination and change of control benefits are important in maintaining strong leadership and in encouraging retention in these situations and encourages our executives to act in the best interests of stockholders without distraction based on uncertainty regarding their employment status.

We did not have an employment agreement with Mr. Kirtley, Mr. Maier or Mr. Baldwin at December 31, 2014, but, under the terms of the restricted stock awards made to them, the shares of restricted stock may be accelerated in the discretion of the compensation committee upon a change of control. The value of the unvested restricted stock held by Mr. Kirtley, Mr. Maier and Mr. Baldwin was $459,182, $765,261 and $695,681, respectively, as of December 31, 2014. See “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control.”

In connection with Mr. Gaydosik’s appointment as our Chief Financial Officer effective August 11, 2014, the compensation committee determined that Mr. Gaydosik would be entitled to certain termination benefits. If Mr. Gaydosik’s employment with the Company or its successor was terminated within 18 months (extended to 24 months in his employment agreement discussed below) of the date of occurrence of a change in control, Mr. Gaydosik would have been eligible to receive a cash payment equal to two times his annual base salary and target annual incentive bonus, which would have been $1,050,000, if he was terminated under these circumstance on December 31, 2014. In addition, upon such termination following a change in control, all equity awards that had been granted to Mr. Gaydosik prior to such termination would have been immediately vested on the date of termination and he would have been entitled to continuous medical coverage under COBRA valued at $30,561. If, in the absence of a change in control, Mr. Gaydosik’s employment with the Company was terminated for any reason other than for cause, he would have received severance in an amount equal to one year of his annual base salary and target annual incentive bonus, which at December 31, 2014 would have been $525,000. In addition, all equity awards that had been granted to Mr. Gaydosik prior to such termination would have immediately vested on the date of termination, having a value of $0 as of December 31, 2014, and he would have been entitled to one-year continuation of benefits valued at $19,975 as of December 31, 2014.

In March of 2015, we entered into an employment agreement with each of Mr. Gaydosik and Mr. Kirtley containing, among other things, certain change in control provisions. For more information regarding such change in control provisions, see “Employment Agreements—Employment Agreement with Our Chief Financial Officer and Chief Operating Officer” below.

Perquisites and Other Personal Benefits

We provide certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and, in the case of Mr. Palm, prior to his retirement as our Chief Executive Officer, Mr. Moore, our current Chief Executive Officer and President, and Mr. Kirtley, our Chief Operating Officer, a company vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the Summary Compensation Table below.

Broad-Based Employee Benefits

401(k) Plan. We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are or may be made regardless of employee’s deferrals into the plan. In 2014, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Benefit Plans—401(k) Plan” below.

Other Benefits. Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, performance-based, discretionary and equity compensation that encourages long-term performance.

•	We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee that may be based on, among other factors, annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly-situated individuals at our peer group companies, and therefore do not negate the effect of other compensation elements that encourage long-term service, growth and performance that may increase stockholder value.

•	On April 1, 2014, the compensation committee recommended the approval of the Annual Incentive Plan and established performance criteria thereunder, and the board of directors approved the Annual Incentive Plan. Our stockholders approved the Annual Incentive Plan at the 2014 Annual Meeting of Stockholders. The compensation committee believes that performance-based cash incentive compensation, with meaningful performance targets, such as those under our Annual Incentive Plan, will further align our executives’ interests with those of our stockholders, will motivate our executives to contribute to the Company’s growth and profitability and will link a larger portion of our executives’ compensation to the performance of the Company. The compensation committee has eliminated the use of minimum discretionary bonus arrangements in all of the Company’s employment agreements in recognition of the Company’s shift to the use of performance-based bonuses.

•	Restricted stock awards and stock options granted to our named executive officers are subject to time vesting provisions. We award restricted stock awards to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We have in the past awarded stock options to align compensation with company performance, as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options. However, we have not awarded stock options to our executive officers since 2005. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to reasonably encourage growth and financial performance that may increase stockholder value, as well as long-term service, and serve to align the interests of our executives with those of our stockholders.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of executive compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the Chief Executive Officer and the Chief Financial Officer) of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. Our policy is to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. We intend, to the extent feasible and when we believe it is in the best interests of the Company and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the development and execution of our compensation plans. However, the compensation committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders. For example, the compensation committee has in the past granted stock options with time based vesting provisions that would be considered performance based compensation, but in recent years has granted restricted stock that is subject to time based vesting and does not constitute performance based compensation that will satisfy the exception to the deduction limit.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the provisions of FASB ASC Topic 718, “Compensation—Stock Compensation.” Non-vested shares are deemed issued and outstanding from a legal perspective; however, under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

The Role of Stockholders’ Say-on-Pay Vote

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”) in accordance with the Dodd-Frank Act. At our June 2011 annual meeting of stockholders, our stockholders expressed substantial support for the compensation of our named executive officers, with approximately 99.7% of the votes cast for approval of the “say-on-pay” advisory vote. The compensation committee evaluated the results of the 2011 “say-on-pay” advisory vote at its October 2011 meeting. At our June 2012, 2013 and 2014 annual meetings of stockholders, our stockholders again expressed support for the compensation of our named executive officers, with approximately 94.4%, 63.6% and 91.1%, respectively, of the votes cast for approval of the “say-on-pay” advisory vote. The compensation committee believes that these prior results of the “say on pay” advisory votes affirm our stockholders’ support of our executive compensation policies and practices, but the compensation committee has implemented the Annual Incentive Plan to more closely align our executives’ interests with those of our stockholders and to link a larger portion of our executives’ compensation to the performance of the Company. The Annual Incentive Plan was approved in response to general stockholder concerns relating to certain public companies’ practices of awarding guaranteed minimum bonuses to their executives and as part of our broader initiative to revise the Company’s cash-based compensation philosophy and programs away from a guaranteed minimum bonus structure to a mix of base compensation and performance based incentive compensation. The compensation committee also has committed to eliminate the use of minimum discretionary bonus arrangements in future employment agreements, in recognition of the Company’s shift to the use of performance-based bonuses. The compensation committee believes that our executive compensation policies and practices, including the Annual Incentive Plan, approved by our board of directors on April 1, 2014 and by our stockholders on June 12, 2014, and our shift away from discretionary bonus arrangements, are appropriate and reasonably consistent with market practices and with the long-term interests of the Company and its stockholders. The compensation committee will continue to consider the outcome of our stockholders’ future “say-on-pay” votes when making compensation decisions for our named executive officers.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the compensation committee:

David L. Houston, Chairman

Scott E. Streller

Compensation Committee Interlocks and Insider Participation

No current member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.

Compensation Tables

2014, 2013 and 2012 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our next three most highly paid executive officers for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael G. Moore(4)	2014	$400,000	$300,000	(5)	$2,946,800	(6)	$1,102,000	$30,234	$4,779,034
Chief Executive Officer and President	2013	$383,333	$500,000		$1,790,000	(7)	$—	$31,005	$2,704,338
	2012	$300,000	$500,000		$1,494,400	(8)	$—	$30,093	$2,324,493

Aaron Gaydosik(9)	2014	$118,269	$150,000	(10)	$—	(11)	$160,708	$1,153	$430,130
Chief Financial Officer

Ross Kirtley(12)	2014	$325,000	$—		$—		$447,688	$26,390	$799,078
Chief Operating Officer

Stuart A. Maier	2014	$400,000	$150,000		$—		$—	$21,193	$571,193
Vice President of Geosciences	2013	$400,000	$175,000		$2,316,400	(13)	$—	$22,504	$2,913,904

Steve R. Baldwin	2014	$200,000	$125,000		$—		$—	$24,009	$349,009
Vice President of Reserve Engineering	2013	$195,833	$200,000		$2,316,400	(14)	$—	$23,160	$2,735,393

James D. Palm	2014	$50,000	$—		$5,112,800	(15)	$—	$1,819,539	$6,982,339
Former Chief Executive Officer	2013	$383,333	$500,000		$1,790,000	(16)	$—	$46,905	$2,720,238
	2012	$258,333	$500,000		$2,521,800	(17)	$—	$23,380	$3,303,513

(1)	The amount reported in the Stock Awards column reflects the fair value of the restricted stock award on the award date. The amount was calculated using certain assumptions, as set forth in Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2014 under the heading “Stock-Based Compensation,” included in our Annual Report on Form 10-K, filed with the SEC on February 27, 2015.
(2)	The amounts shown reflect performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan. The compensation committee certified the attainment of the related performance goal on February 24, 2015, and the Company paid these performance-based annual incentive bonuses on February 27, 2015.
(3)	The amounts for Mr. Moore for 2014, 2013 and 2012 represent our 401(k) plan contributions of $19,539, $19,197 and $18,846, respectively, $2,995, $6,413 and $6,250, respectively, attributable to use of a Company owned vehicle, $7,700, $5,090 and $4,972 attributable to Company sponsored sporting tickets in 2014, 2013 and 2012, respectively, and $305 and $25 attributable to Company sponsored health club membership in 2013 and 2012, respectively. Amount for Messrs. Gaydosik and Kirtley represent $0 and $19,539, respectively, in our 401(k) contributions, $1,100 and $2,200, respectively, attributable to Company sponsored sporting tickets, $53 and $320, respectively, attributable to Company sponsored health club membership and, with respect to Mr. Kirtley, $4,331 attributable to use of a Company owned vehicle. Amounts for Mr. Maier in 2014 and 2013 include our 401(k) plan contribution of $19,539 and $19,197, respectively, $554 and $611, respectively, attributable to Company sponsored health club membership and $1,100 and $2,696, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Baldwin include our 401(k) plan contribution of $19,539 and $19,197, respectively, $320 and $305, respectively, attributable to Company sponsored health club membership and $4,150 and $3,658, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Palm include our 401(k) plan contributions of $19,539, $19,197, $18,846 for 2014, 2013, 2012, respectively, $5,332 and $4,534 attributable to Company sponsored sporting tickets in 2013 and 2012, respectively, and $22,376 attributable to use of a company vehicle in 2013. For Mr. Palm, the amount under “All Other Compensation” also includes $1,800,000 in severance payments received by Mr. Palm in connection with his retirement effective February 15, 2015.
(4)	Effective April 22, 2014, Mr. Moore became our Chief Executive Officer and has continued to serve as our President. He also continued to serve as our Chief Financial Officer until the appointment of Mr. Gaydosik as our new Chief Financial Officer effective August 11, 2014.

(5)	On April 1, 2014, the compensation committee awarded Mr. Moore an additional cash bonus of $300,000 attributable to his performance in 2013.
(6)	Mr. Moore’s restricted stock award of 40,000 shares of our restricted common stock granted in connection with his appointment as our new Chief Executive Officer on April 30, 2014 vest in three approximately equal annual installments, of which 13,333 shares vested on May 12, 2014, 13,333 shares vested on April 22, 2015 and the remaining 13,334 shares vest on April 22, 2016.
(7)	Mr. Moore’s 2013 restricted stock award of 50,000 shares of our restricted common stock vests in 12 quarterly installments, with 36,667 shares vested as of December 31, 2014 and 13,333 shares vesting in 2015.
(8)	Mr. Moore’s 2012 restricted stock award of 40,000 shares of our restricted common stock vests in 12 quarterly installments, with all such shares vested as of December 31, 2014.
(9)	Mr. Gaydosik has served as our Chief Financial Officer since August 11, 2014.
(10)	Mr. Gaydosik received $150,000 as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer effective August 11, 2014.
(11)	Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,297 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945. Of these shares of restricted common stock, 1,964 will vest on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.
(12)	Mr. Kirtley was appointed as our Chief Operating Officer effective April 22, 2014.
(13)	Mr. Maier was granted in 2013 an award of 40,000 shares of restricted common stock that vest in three substantially equal annual installments beginning on December 12, 2013, of which 26,666 shares had vested as of December 31, 2014.
(14)	Mr. Baldwin was granted in 2013 an award of 40,000 shares of restricted common stock that vest in three substantially equal annual installments beginning on December 12, 2013, of which 26,667 shares had vested as of December 31, 2014.
(15)	On January 31, 2014, Mr. Palm was granted 80,000 shares of our restricted stock units under our 2013 Restated Stock Incentive Plan in connection with his retirement, which shares vest in three substantially equal annual installments beginning on February 15, 2015, subject to certain forfeiture provisions. See the description of Mr. Palm’s severance agreement below under the heading “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control—Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014.”
(16)	Mr. Palm’s 2013 restricted stock award of 50,000 shares of our restricted common stock was scheduled to vest in 12 quarterly installments beginning on March 15, 2013, of which 20,000 shares vested in 2013, and 16,667 shares were scheduled to vest in 2014 and 13,333 shares were scheduled to vest in 2015. Under the terms of the Separation Agreement entered into with Mr. Palm in connection with his retirement, these unvested shares of restricted stock became fully vested on February 15, 2014, Mr. Palm’s retirement date.
(17)	Mr. Palm’s 2012 restricted stock award of 67,500 shares of our restricted common stock was scheduled to vest in 12 quarterly installments, of which 37,500 shares vested in 2012, 20,000 shares vested in 2013 and 10,000 shares were scheduled to vest in 2014. Under the terms of the Separation Agreement entered into with Mr. Palm in connection with his retirement, these unvested shares of restricted stock became fully vested on February 15, 2014, Mr. Palm’s retirement date.

2014 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our next three most highly paid executive officers in the fiscal year ended December 31, 2014 under any Company plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael G. Moore	4/30/2014	$300,000	$600,000	$1,200,000	40,000	(3)	—	—	$2,946,800
Chief Executive Officer and President(2)

Aaron Gaydosik	8/11/2014	$58,335	$87,503	$175,005	—	(4)	—	—	—
Chief Financial Officer

Ross Kirtley	—	$162,500	$243,750	$487,500	—		—	—	—
Chief Operating Officer

Stuart A. Maier	—	—	—	—	—		—	—	—
Vice President of Geosciences

Steve R. Baldwin	—	—	—	—	—		—	—	—
Vice President of Reservoir Engineering

James D. Palm	1/31/2014	—	—	—	80,000	(5)	—	—	$5,112,800
Former Chief Executive Officer

(1)	Reflects performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan.
(2)	Effective April 22, 2014, Mr. Moore became our Chief Executive Officer and has continued to serve as our President. He also continued to serve as our Chief Financial Officer until the appointment of Aaron Gaydosik as our new Chief Financial Officer effective August 11, 2014.
(3)	Mr. Moore’s award of 40,000 shares of our restricted common stock was granted on April 30, 2014 and vests in three approximately equal annual installments, of which 13,333 shares was vested on May 12, 2014, 13,333 shares vested on April 22, 2015 and the remaining 13,334 shares vest on April 22, 2016.
(4)	Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,297 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945. Of these shares of restricted common stock, 1,964 will vest on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.
(5)	Mr. Palm’s restricted stock units were granted to him under our 2013 Restated Stock Incentive Plan in connection with his retirement and vest in three substantially equal annual installments beginning on February 15, 2015, subject to certain forfeiture provisions. See the description of Mr. Palm’s severance agreement below under the heading “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control—Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014.”

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our next three most highly paid executive officers at December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael G. Moore	—	—	$—	—	48,333	(2)	$2,017,419
Aaron Gaydosik	—	—	$—	—	—	(3)	$—	(3)
Ross Kirtley	—	—	$—	—	11,001	(4)	$459,182
Stuart A. Maier	—	—	$—	—	18,334	(5)	$765,261
Steve R. Baldwin	—	—	$—	—	16,667	(6)	$695,681
James D. Palm	—	—	$—	—	80,000	(7)	$3,339,200

(1)	Market value of shares or units that have not vested is based on the closing price of $41.74 per share of our common stock on the NASDAQ Global Select Market on December 31, 2014, the last trading day of 2014.
(2)	Of these shares of restricted stock, (i) 8,333 shares vest on June 17, 2015, (ii) 13,333 shares vest in four quarterly installments in 2015, (iii) 13,333 shares vested on April 22, 2015 and (iv) 13,334 shares vest on April 22, 2016.
(3)	Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,297 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945. Of these shares of restricted common stock, 1,964 will vest on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.
(4)	Of these unvested shares of restricted stock, 1,000 shares will vest on September 1, 2015, 7,001 shares will vest on December 1, 2015, 1,333 shares will vest on September 1, 2016 and 1,667 shares will vest on September 1, 2017.
(5)	Of these unvested shares of restricted stock, (i) 5,000 shares vest in June 2015 and (ii) 13,334 vest on December 1, 2015.
(6)	Of these unvested shares of restricted stock, (i) 3,334 shares vest in June 2015 and (ii) 13,333 vest on December 1, 2015.
(7)	On January 31, 2014, Mr. Palm was granted 80,000 shares of our restricted stock units under our 2013 Restated Stock Incentive Plan in connection with his retirement, which shares vest in three substantially equal annual installments beginning on February 15, 2015, subject to certain forfeiture provisions. See the description of Mr. Palm’s severance agreement below under the heading “Employment Agreements—Potential Payments Upon Termination, Resignation or Change of Control—Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014.”

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael G. Moore	—	—	56,667	$3,084,867
Aaron Gaydosik	—	—	—	—
Ross Kirtley	—	—	9,666	$455,313
Stuart A. Maier	—	—	17,333	$876,785
Steve R. Baldwin	—	—	16,000	$790,075
James D. Palm	—	—	40,000	$2,556,464

(1)	Value realized on vesting is based on the vesting date closing price per share of our common stock on the NASDAQ Global Select Market.

2014 DIRECTOR COMPENSATION

The following table contains information with respect to 2014 compensation of our non-employee directors who served in such capacity during 2014. Employee directors do not receive compensation for serving as directors of the Company.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald L. Dillingham	$68,250	$100,048	—	$168,298
Craig Groeschel	$56,500	$100,048	—	$156,548
David L. Houston	$159,743	$100,048	—	$259,791
Ben Morris	$25,667	$103,332	—	$128,999
Michael S. Reddin(3)	$17,333	—	—	$17,333
Scott E. Streller	$79,000	$100,048	—	$179,048

(1)	For additional information regarding the fees earned or paid in cash to our non-employee directors in 2014, please see “Board of Directors Information—How are directors compensated?—Equity Compensation.”
(2)	The amounts shown reflect the grant date fair value of restricted stock awards granted, determined in accordance with FASB ASC Topic 718. See Note 9, “Stock-Based Compensation,” to our consolidated financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K, filed with the SEC on February 27, 2015, regarding assumptions underlying valuations of equity awards for 2014. There were 1,609, 1,609, 1,609, 1,930 and 1,609 shares of unvested restricted common stock outstanding at the end of 2014 for Messrs. Dillingham, Groeschel, Houston, Mr. Morris and Streller, respectively.
(3)	Mr. Reddin was appointed as a director of the Company effective April 22, 2014, and he resigned effective August 4, 2014. On July 10, 2014, Mr. Reddin was granted 1,609 shares of restricted stock under the 2013 Restated Stock Incentive Plan, which would have vested on June 12, 2015 if Mr. Reddin was in continuous service on such date. Mr. Reddin had 30 days to accept this award and, in connection with his resignation on August 4, 2014, Mr. Reddin declined to accept this award and, therefore, as of that date, did not own any shares of our common stock.

Benefit Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s eligible annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s eligible annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2014, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

2013 Restated Stock Incentive Plan

Our 2013 Restated Stock Incentive Plan, which amended and restated our Amended and Restated 2005 Stock Incentive Plan, was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards (restricted stock and restricted stock units), performance awards and stock appreciation rights. Our compensation committee serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and any present or future parent or subsidiary of ours. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 7,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. For a description of the awards granted under the plan to our named executive officers, see “Executive Compensation—Compensation Decisions for 2014 and Changes in 2015—Compensation Policy—Align the interests of our executives with those of our stockholders—Restricted Stock Awards” above. On April 1, 2015, 5,000 shares were issuable upon exercise of outstanding options and 1,397,554 shares of restricted common stock had been granted under this plan. There were 4,373,590 shares available for future grants under this plan as of April 1, 2015.

In the event of a transaction involving a change in control (as defined in the plan) of the Company, a dissolution or liquidation of the Company, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one transaction or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under our 2013 Restated Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an option award would be cancelled without consideration paid to the extent vested, the option award recipient may exercise the option award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under our 2013 Restated Stock Incentive Plan in the event of a change in control.

2014 Executive Annual Incentive Compensation Plan

The Annual Incentive Compensation Plan, or Annual Incentive Plan, was approved by our board of directors on April 1, 2014 and by our stockholders at the 2014 Annual Meeting on June 11, 2014. The Annual Incentive Plan is effective as of April 1, 2014 with respect to the fiscal year performance period beginning January 1, 2014.

Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the Annual Incentive Plan. The Annual Incentive Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. Under the Annual Incentive Plan, the compensation committee, as the plan administrator, establishes the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The plan administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as Covered Employees, no later than the earlier of:

•	90 days after the beginning of the performance period, or

•	the time when 25% of the performance period has elapsed.

In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the award is established, or (ii) $6.0 million. Individual awards may be subject to lesser limits as specified in the discretion of the compensation committee.

Performance targets for each award will be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;

•	net sales;

•	operating income;

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”);

•	growth of oil and natural gas production;

•	growth of estimated or proved reserves;

•	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

•	lease operating expenses;

•	general and administrative expenses;

•	net cash provided by operating activities or other cash flow measurements;

•	working capital and components thereof;

•	return on equity or average stockholders’ equity;

•	return on assets;

•	market share;

•	net or gross sales measured by product line, territory, one or more customers, or other category;

•	stock price;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating;

•	levels of expense, cost or liability by category, operating unit, or any other delineation; or

•	any increase or decrease of one or more of the foregoing over a specified period.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the plan administrator.

The plan administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The plan administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Unless the plan administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.

Before payment of any award to a Covered Employee, our compensation committee must certify in writing that the performance target requirement for such award was met.

The plan administrator may at any time amend the Annual Incentive Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code. The plan administrator may at any time terminate the Annual Incentive Plan in whole or in part.

Our board of directors has delegated its authority to administer the Annual Incentive Plan to the compensation committee, to whom we refer as the plan administrator. The compensation committee is expected to consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The plan administrator has the authority to administer the Annual Incentive Plan and to exercise all the powers and authorities either specifically granted to it under the Annual Incentive Plan or necessary or advisable in the administration of the Annual Incentive Plan, including (but not limited to) the following:

•	to interpret the Annual Incentive Plan and any award;

•	to prescribe rules relating to the Annual Incentive Plan;

•	to determine the persons to receive awards;

•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

•	to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the Annual Incentive Plan or in the performance targets established for any performance period;

•	to waive restrictive conditions for an award (but not performance targets); and

•	to make any other determinations that may be necessary or advisable for administration of the Annual Incentive Plan.

Federal Income Tax Consequences of the Annual Incentive Plan.

Under federal income tax laws currently in effect:

Participants in the Annual Incentive Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the Annual Incentive Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.

Section 162(m) of the Code imposes a $1.0 million annual limit on the amount of compensation that we may deduct for federal income tax purposes with respect to our chief executive officer and each of our three highest compensated officers (other than our chief executive officer and our chief financial officer), subject to certain exceptions. The Annual Incentive Plan is intended to qualify for the exception under Section 162(m) for “performance-based compensation.” We expect that we will be entitled to a tax deduction in connection with the payment of each award under the Annual Incentive Plan in an amount equal to the ordinary income realized by the participant without regard to the $1.0 million annual deduction limitation under Section 162(m) of the Code, if certain requirements of Section 162(m) are satisfied. However, the plan administrator may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the plan administrator is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the plan administrator’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2014, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	392,245	$9.07	4,473,816

(1)	Refers to our 2013 Restated Stock Incentive Plan (which amended and restated our Amended and Restated 2005 Stock Incentive Plan) and our 1999 Stock Option Plan.
(2)	Includes 387,245 shares of unvested restricted common stock granted under our 2013 Restated Stock Incentive Plan (including shares originally issued under our Amended and Restated 2005 Stock Incentive Plan).
(3)	The weighted average exercise price does not take into account shares of restricted common stock because they have no exercise price.

Employment Agreements

Employment Agreement with Our Chief Executive Officer

Effective April 22, 2014, we entered into an amended and restated employment agreement with Mr. Moore in connection with his new responsibilities as Chief Executive Officer. The employment agreement was further amended and restated as of April 29, 2015 to reflect recommendations of the compensation consultant that were approved by the compensation committee. The agreement has a three-year term commencing effective April 22, 2014 and provided for an annual base salary of $400,000 that can be increased from time to time by the compensation committee, but not decreased. The agreement, as amended and restated as of April 29, 2015, reflects the compensation committee’s decision to increase Mr. Moore’s annual base salary to $460,000 for 2015 and the determination by the compensation committee to continue to increase Mr. Moore’s annual base salary during 2016 and 2017 so as to achieve alignment between the 25th and 50th percentile of our compensation peer group disclosed in our annual proxy statement (as it may be adjusted from time to time). Mr. Moore is also entitled to receive a target annual bonus of 150% of his base salary upon achievement of performance goals established by the compensation committee. The annual bonus may be less than, or more than, the 150% target, up to a maximum of 300% of base salary in the event performance exceeds the target level established by the compensation committee. The agreement also provided that he would be entitled to receive annual grants of 40,000 shares of restricted stock that would vest in three substantially equal annual installments commencing in the year granted. The agreement, as amended and restated as of April 29, 2015, eliminates Mr. Moore’s right to receive a fixed annual grant of 40,000 shares of restricted stock. Instead, consistent with the recommendation of the compensation consultant and approved by the compensation committee, the agreement now provides that Mr. Moore is entitled to receive an award of restricted stock equal to 500% of his annual base salary. The vesting schedule remained unchanged. Mr. Moore is also entitled to five weeks of paid vacation, to participate in such medical insurance and other welfare benefit plans that we establish from time to time, a $500,000 life insurance policy and to the use of a company vehicle. Mr. Moore is subject to certain restrictive covenants in his employment agreement, including a restriction on using our trade secrets and a 12-month restriction on solicitation of our employees, consultants and customers.

Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability

The continued employment of Mr. Moore with us is “at-will,” meaning that either we or Mr. Moore may terminate the employment relationship at any time and for any reason, with or without notice. However, under the terms of his amended and restated employment agreement, if (i) we terminate Mr. Moore without “cause,” (ii) Mr. Moore terminates his employment for “good reason” or (iii) Mr. Moore’s employment is terminated due to death or disability, then, subject to Mr. Moore signing and delivering a general release of any and all claims against us, the following would occur:

•	we would be obligated to make a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date;

•	within 60 days of termination, we would be obligated to make a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	we would be obligated to immediately issue to Mr. Moore on a fully vested basis the restricted stock grants that he would have been entitled to during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	all restricted stock, restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company would vest immediately on the termination date and, with respect to any such stock options and stock appreciation rights, would remain exercisable in accordance with the terms applicable to such options or rights;

•	we would be obligated to continue providing a Company-owned car for two years following termination; and

•	we would be required to pay the premiums for certain continuing health care benefits for Mr. Moore and his family for a period of 18 months or until Mr. Moore becomes eligible for group health plan benefits with another employer.

For purposes of the employment agreement with Mr. Moore, “cause” is generally defined as:

•	Mr. Moore’s conviction (including any plea of guilty or no contest) of any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise or any crime of moral turpitude;

•	gross misconduct in the performance of Mr. Moore’s duties; or

•	the repeated failure by Mr. Moore (except by reason of disability) to render full and proper services as required by the terms of Mr. Moore’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the board of directors detailing the alleged failure.

“Good reason,” as used in the employment agreement with Mr. Moore, means (i) a material diminution in the duties, authority or responsibilities of Mr. Moore or a material breach of the employment agreement by the Company, or (ii) requiring Mr. Moore to relocate his principal place of employment to a location that is more than 35 miles from the location of the Company’s principal office in the Oklahoma City area as of the effective date of the employment agreement, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Mr. Moore.

Rights Upon Termination for Cause or Resignation Other than for Good Reason

Under the terms of our employment agreement with Mr. Moore, in the event Mr. Moore is terminated for “cause” or Mr. Moore voluntarily terminates his employment other than for “good reason,” Mr. Moore would be entitled to a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and, subject to Mr. Moore signing a general release of any and all claims against us and, as consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination pro rated based on the number of days between the first day of the contract year and the termination date, divided by 365.

Rights Upon Termination Following a Change of Control

Under the terms of our employment agreement with Mr. Moore, if Mr. Moore’s employment with the Company or its successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability, then, in addition to the benefits described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above:

•	all restricted stock and restricted stock units that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of Mr. Moore’s continued service to the Company will immediately vest on the date of termination; and

•	all stock options and stock appreciation rights that have been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company will immediately vest and become exercisable on the date of termination.

Under the terms of Mr. Moore’s employment agreement, any equity awards granted on or after the date of the agreement will provide that such equity awards will vest upon the occurrence of a change of control. A “change of control” will be deemed to have occurred upon the occurrence of any of the following:

•	any consolidation or merger of the Company into or with another person or entity pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger;

•	any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

Employment Agreement with our Chief Financial Officer and Chief Operating Officer

On March 13, 2015, we entered into an employment agreement with Aaron Gaydosik, our Chief Financial Officer. The employment agreement provides for a three-year term commencing as of August 11, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Mr. Gaydosik’s initial annual base salary was $300,000, increasing to $309,000 effective January 1, 2015, which can be increased from time to time by the compensation committee, but not decreased. Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Gaydosik is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date. Mr. Gaydosik is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Gaydosik is eligible to participate in our 2013 Restated Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary, in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Gaydosik’s employment terminates prior to any scheduled vesting date then, except if he is involuntarily terminated without “cause” (as defined below) or as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards. If Mr. Gaydosik is terminated for “cause,” he will forfeit all rights and interests in and to all outstanding equity awards, whether vested or unvested.

Mr. Gaydosik has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Gaydosik’s affiliation with us and for a period of 12 months thereafter. Mr. Gaydosik’s continued employment with us is terminable by either party. We may terminate Mr. Gaydosik’s employment at any time, with or without advance notice. Mr. Gaydosik may terminate the employment relationship at any time and for any reason. However, if (i) we terminate Mr. Gaydosik’s employment without “cause,” or (ii) Mr. Gaydosik resigns for “good reason” (as defined below), then Mr. Gaydosik will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Gaydosik’s employment is terminated for “cause” (as defined below), our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.

If Mr. Gaydosik’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Gaydosik for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Gaydosik that would have vested at any time after the date of Mr. Gaydosik’s termination solely as a result of Mr. Gaydosik’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Gaydosik will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

On March 13, 2015, we entered into an employment agreement with Ross Kirtley, our Chief Operating Officer. The employment agreement provides for a two-year term commencing as of April 22, 2014, which will be extended for successive one-year periods unless we or the executive elects to not extend the term. Mr. Kirtley’s initial annual base salary was $325,000, increasing to $338,000 effective January 1, 2015, which can be increased from time to time by the compensation committee, but not decreased. Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, Mr. Kirtley is eligible to receive a target annual bonus of 75%, and a maximum target bonus of up to 200%, of his annual base salary, provided he remains employed by us on the payment date. Mr. Kirtley is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees.

Under his employment agreement, Mr. Kirtley is eligible to participate in our 2013 Restated Stock Incentive Plan or such other equity incentive plan or plans then in existence for the benefit of employees, and may in the discretion of the compensation committee receive an equity award, with a target level of 300% of his base salary, in accordance with the terms of such plan or plans. The timing and amount of such equity awards, any target performance goals and the vesting terms of such awards will be determined by the compensation committee in its sole discretion. If Mr. Kirtley’s employment terminates prior to any scheduled vesting date then, except as expressly provided in any existing or future equity award, he will forfeit all rights and interests in and to such unvested equity awards. If Mr. Kirtley is terminated for “cause,” he will forfeit all rights and interests in and to all outstanding equity awards, whether vested or unvested.

Mr. Kirtley has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Kirtley’s affiliation with us and for a period of 12 months thereafter. Mr. Kirtley’s continued employment with us is terminable by either party. We may terminate Mr. Kirtley’s employment at any time, with or without advance notice. Mr. Kirtley may terminate the employment relationship at any time and for any reason. However, if (i) we terminate Mr. Kirtley’s employment without “cause,” or (ii) Mr. Kirtley resigns for “good reason” (as defined below), then Mr. Kirtley will be entitled to severance pay in an amount equal to 12 months’ base salary plus target bonus; provided, in each case, that the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor, except that the restriction on competition will not apply in the event the executive resigns for good reason within 12 months following our change of control. In the event Mr. Kirtley’s employment is terminated for “cause” (as defined below), our obligations will terminate with respect to the payment of any base salary or bonuses effective as of the termination date.

If Mr. Kirtley’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) either (a) by us or our successor other than for “cause” or (b) by Mr. Kirtley for “good reason,” then, in addition to the benefits described above, (i) all equity awards that have been granted to Mr. Kirtley that would have vested at any time after the date of Mr. Kirtley’s termination solely as a result of Mr. Kirtley’s continued service to the Company will immediately vest on the date of termination, and (ii) Mr. Kirtley will be entitled to receive a lump sum payment equal to his base salary and target annual bonus during the two year period after his termination and the continuation of COBRA coverage for 18 months.

Under the employment agreements with Messrs. Gaydosik and Kirtley:

A “change of control” will be deemed to have occurred upon the occurrence of any of the following: (a) any consolidation or merger of us into or with another person or entity pursuant to which our shares of common stock would be converted into cash, securities or other property, other than any consolidation or merger in which the persons who were our stockholders immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger; (b) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets; or (c) the approval by our stockholders of any plan or proposal for our liquidation or dissolution.

“Cause” is generally defined as such named executive officer’s (a) gross misconduct in performing his duties, (b) material breach of his employment agreement or the Company’s Code of Conduct, (c) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or any crime of moral turpitude, or (d) failure to comply with directives of our board of directors.

“Good reason” means without the executive’s consent (i) a material diminution in the duties, authority or responsibilities of the executive or a material breach of his employment agreement by us, or (ii) requiring the executive to relocate his principal place of employment to a location that is more than 35 miles from the location of our principal office in the Oklahoma City area as of the effective date of his employment agreement, provided that we fail to cure such material diminution, breach or relocation with 30 days of receipt of a written notice from the executive of such event, provided, however, that such notice must be provided by the executive within 90 days following the occurrence of such event.

Prior Employment Agreement with our Former Chief Executive Officer

Effective November 1, 2012, we entered into an employment agreement with James D. Palm. His employment agreement had an initial term of three years and automatically renewed for successive one-year terms thereafter unless either we or the executive gave notice to the other party of our or the executive’s election, as the case may be, to not renew the agreement. Mr. Palm was initially entitled to a base salary of $300,000, which amount could be increased, but not decreased, by the compensation committee in its sole discretion. In February 2013, the compensation committee increased the base salary for Mr. Palm to $400,000. In addition, Mr. Palm was entitled to receive an annual discretionary cash bonus, the amount of which to be determined by the compensation committee, provided that such amount would not be less than $500,000 each year. Mr. Palm was also entitled to participate in the Company’s equity incentive plan. Whether an executive received an equity award under the incentive plan, and the timing and amount of any such award, was to be determined by the compensation committee in its sole discretion. Other benefits afforded to each executive under the terms of his employment agreement included four weeks of paid vacation each year, participation in all group health plans of the Company then in effect, entitlement to receive life insurance coverage providing a death benefit of not less than $500,000 and participation in all retirement plans of the Company then in effect. Mr. Palm agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement to not (i) disclose trade secrets or confidential information during the term of employment and so long thereafter as such trade secrets or information are not generally known to the public, (ii) compete with the Company while making use of trade secrets of the Company at any time and (iii) solicit any employees, agents, consultants, customers or clients of the Company for the term of his employment with the Company plus twelve months thereafter.

As discussed elsewhere in this proxy statement, the employment agreement with Mr. Palm was terminated on the date of his resignation as the Chief Executive Officer of the Company in February 2014 in connection with his retirement. The description of the separation agreement entered into with Mr. Palm in connection with his retirement are discussed below under the heading “—Potential Payments Upon Termination, Resignation or Change of Control.”

Potential Payments Upon Termination, Resignation or Change of Control

The following table provides information regarding potential payments as of December 31, 2014 to each of our named executive officers with whom we had an employment agreement as of December 31, 2014 in connection with certain termination events, including a termination related to a change of control of the Company.

Benefits and Payments Upon Termination of Michael G. Moore(1)	Voluntary Resignation (No Good Reason)		Resignation for Good Reason/ Termination Without Cause or Upon Death or Disability		Termination for Cause		Termination Following Change of Control
Severance Payments	$—	(2)	$1,800,000	(3)	$—	(2)	$1,800,000	(3)
Long-Term Incentives:
Unvested Restricted Stock	—		$5,356,619	(4)	—		$5,356,619	(5)
Unvested Stock Options/SARs	—		—		—		—
Benefits Continuation	—		$30,561	(6)	—		$30,561	(6)
Other	—		$52,000	(7)	—		$52,000	(7)
Total	$—		$7,239,180		$—		$7,239,180

(1)	The executive’s base salary as of December 31, 2014 was $400,000. Information in this table assumes a termination date of December 31, 2014 and a price per share of our common stock of $41.74 (the closing market price per share on December 31, 2014), and applies the terms of his amended and restated employment agreement effective as of April 22, 2014, entered into in connection with Mr. Moore’s appointment as our Chief Executive Officer.

(2)	Upon a voluntary termination other than for Good Reason or a termination for Cause, the executive is entitled to receive a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to the executive (including vacation and sick pay) with respect to services rendered through the termination date and a pro rata portion of the executive’s minimum annual bonus for the contract year in which termination occurs, which shall be calculated by multiplying the executive’s minimum annual bonus by a fraction, the number of which is the number of days in the contract year that have elapsed and the denominator of which is the total number of days (365 or 366) in the contract year.
(3)	Reflects receipt by the executive, subject to his execution and delivery of a general release of all claims against us, of (i) a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date, (ii) within 60 days of termination, a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated.
(4)	Reflects (i) issuance to Mr. Moore of restricted stock that he would have been entitled to receive during the two-year period following the termination date had Mr. Moore’s employment not been terminated and (ii) immediate vesting on the termination date of all restricted stock and any restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company, with any such stock options and stock appreciation rights remaining exercisable in accordance with the terms applicable to such options or rights.
(5)	Contemplates termination of Mr. Moore’s employment with the Company or its successor on or before the second anniversary of the date of occurrence of a “change of control” either (a) by the Company or its successor other than for “cause,” (b) by Mr. Moore for “good reason,” or (c) as a result of Mr. Moore’s death or disability and reflects (i) issuance to Mr. Moore of restricted stock that he would have been entitled to receive during the two-year period following the termination date had Mr. Moore’s employment not been terminated and (ii) immediate vesting on the termination date of all restricted stock and any restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company, with any such stock options and stock appreciation rights remaining exercisable in accordance with the terms applicable to such options or rights.
(6)	Reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the executive and his eligible family members for a period of 18 months following the date of termination.
(7)	Reflects the value of a Company-owned vehicle provided for the executive’s use for a period of two years following termination, including the payment by the Company of all insurance and maintenance costs during such two-year period.

Severance Payments Received by our Former Chief Executive Officer in Connection with Retirement in February 2014

As previously disclosed, on January 29, 2014, we announced that Mr. Palm, our former Chief Executive Officer and a former member of the Board of Directors, informed us of his decision to retire from all positions he held with the Company, effective as of February 15, 2014. In connection with Mr. Palm’s retirement, we entered into a separation and release agreement with Mr. Palm, which we refer to as the Separation Agreement, pursuant to which Mr. Palm has agreed, among other things, to provide such advice and transition assistance to the board of directors and management of the Company as may be requested by the Company from time to time and not to compete with the Company, in each case for a period of three years commencing on Mr. Palm’s retirement date. Under the Separation Agreement, we agreed to provide Mr. Palm with certain compensation and benefits in satisfaction of all contractual obligations under Mr. Palm’s existing employment agreement with the Company and in exchange for the non-competition obligations and the transition services to be provided by Mr. Palm to us during the non-compete period under the Separation Agreement, including: (i) all of Mr. Palm’s accrued but unpaid salary and unreimbursed expenses through Mr. Palm’s retirement date, (ii) health care benefits for Mr. Palm and his dependents for up to eighteen (18) months following his retirement date, (iii) a lump-sum cash payment of $1,800,000, (iv) $200,000 per year for a period of three years in consulting and non-competition fees, payable in arrears in three equal annual installments beginning on February 15, 2015 and (v) a restricted stock unit award for 80,000 shares of the Company’s common stock, which will vest in three substantially equal annual installments beginning on the first anniversary of Mr. Palm’s retirement date, provided, however, that the payments specified in clause (iv) and the vesting of common stock specified in clause (v) are contingent upon Mr. Palm’s compliance with his obligations under the Separation Agreement and in the event of a violation of these obligations any unpaid payments and unvested common stock will be forfeited. In addition, under the Separation Agreement, all unvested stock options, restricted stock or any other equity awards that had previously been granted to Mr. Palm became fully vested as of his retirement date. Under the Separation Agreement, Mr. Palm is subject to certain covenants regarding non-competition, ownership of inventions, confidentiality and non-solicitation. The Separation Agreement also contains customary waiver and release provisions pursuant to which Mr. Palm waived, released and discharged the Company and certain other related parties from any and all claims that Mr. Palm may have had against the Company or such other parties as of the date of the Separation Agreement.

Change of Control Arrangements with Other Named Executive Officers

We did not have an employment agreement with either Mr. Kirtley, Mr. Maier or Mr. Baldwin at December 31, 2014 but, under the terms of the restricted stock awards made to Mr. Kirtley, Mr. Maier and Mr. Baldwin, the shares of restricted stock held by Mr. Kirtley, Mr. Maier and Mr. Baldwin may be accelerated in the discretion of the compensation committee upon a change of control. The value of the restricted stock held by Mr. Kirtley, Mr. Maier and Mr. Baldwin was $459,182, $765,261 and $695,681, respectively, as of December 31, 2014.

In connection with Mr. Gaydosik’s appointment as our Chief Financial Officer effective August 11, 2014, the compensation committee determined that Mr. Gaydosik would be entitled to certain termination benefits. If Mr. Gaydosik’s employment with the Company or its successor was terminated within 18 months (subsequently extended to 24 months in his employment agreement discussed below) of the date of occurrence of a change in control, Mr. Gaydosik would have been eligible to receive a cash payment equal to two times his annual base salary and target annual incentive bonus, which would have been $1,050,000, if he was terminated under these circumstance on December 31, 2014. In addition, upon such termination following a change in control, all equity awards that have been granted to Mr. Gaydosik prior to such termination would have been immediately vested on the date of termination and he would have been entitled to continuous medical coverage under COBRA valued at $30,561. If, in the absence of a change in control, Mr. Gaydosik’s employment with the Company was terminated for any reason other than for cause, he would have received severance in the amount equal to one year of his annual base salary and target annual incentive bonus, which at December 31, 2014 would have been $525,000. In addition, all equity awards that have been granted to Mr. Gaydosik prior to such termination would have immediately vested on the date of termination, having a value of $0 as of December 31, 2014, and he would have been entitled to one-year continuation of benefits valued at $19,975 as of December 31, 2014. If Mr. Gaydosik was terminated for cause or voluntarily resigns from his employment with the Company, he would have lost all rights to his unvested equity awards.

As discussed above, on March 13, 2015, we entered into employment agreement with each of Mr. Gaydosik and Mr. Kirtley, effective August 11, 2014 and April 22, 2014, respectively, containing, among other things, certain change in control provisions. For a detailed description of such change in control provisions, see “—Employment Agreement with Our Chief Financial Officer and Chief Operating Officer” above.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2015 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	10,509,109	(2)	12.2%
40 East 52nd Street New York, NY 10022
Citadel GP LLC	7,763,392	(3)	9.0%
c/o Citadel LLC 131 S. Dearborn Street, 32nd Floor Chicago, Illinois 60603
Putnam Investments, LLC	5,535,071	(4)	6.4%
One Post Office Square Boston, Massachusetts 02109
The Vanguard Group	5,297,939	(5)	6.2%
100 Vanguard Blvd. Malvern, PA 19355
Credit Suisse AG.	4,292,589	(6)	5.0%
Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 86,142,909 shares of common stock outstanding as of April 1, 2015, including 427,090 shares of restricted common stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested.
(2)	Based solely on Schedule 13G/A filed with the SEC on January 9, 2015 by BlackRock, Inc. BlackRock, Inc. reported sole voting and dispositive power of such shares of common stock.
(3)	Based solely on Schedule 13G/A jointly filed with the SEC on February 17, 2015 by Citadel Advisors LLC, or Citadel Advisors, Citadel Advisors Holdings II LP, or CAH2, Citadel GP LLC, or CGP, and Mr. Kenneth Griffin with respect to shares of common stock (and options to purchase common stock) of the issuer owned by Surveyor Capital Ltd., a Cayman Islands limited company, or SC, Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company, or CQ, Citadel Equity Ltd., a Cayman Islands limited company, or CEF, and Citadel Securities LLC, a Delaware limited liability company, or Citadel Securities. Citadel Advisors is the portfolio manager for SC and CEF and reported shared voting and dispositive power of 7,551,791 shares reported therein. Citadel Advisors II LLC, a Delaware limited liability company, or CA2, is the portfolio manager of CQ. CAH2 was, as of December 31, 2014, the managing member of Citadel Advisors and CA2 and reported shared voting and dispositive power of 7,684,789 shares reported therein. CALC III LP, a Delaware limited partnership, or CALC3, is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH2 and reported shared voting and dispositive power over 7,763,392 shares reported therein. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP, and reported shared voting and dispositive power over 7,763,392 shares reported therein.
(4)

Based solely on Schedule 13G filed with the SEC on February 17, 2015 by Putnam Investments, LLC, or Putnam Investments, Putnam Investment Management, LLC, or Putnam Management, and Putnam Advisory Company, LLC, or Putnam Advisory. Putnam Investments wholly owns two registered investment advisers: Putnam Management, which is the investment adviser to the Putnam family of mutual funds, and Putnam Advisory, which is the investment adviser to Putnam’s institutional clients. Putnam Investments reported sole voting power of 110,072 shares of common stock and sole dispositive power of 5,535,071 shares of common stock. Both Putnam Management and Putnam Advisory have dispositive power over shares as investment managers, with Putnam Management reporting sole dispositive power of 5,425,109 shares of common stock and Putnam Advisory reporting sole dispositive power of 109,962 shares of common stock. Putnam Management reported sole voting power of 17,116 shares of common stock. In the case of shares held by the Putnam mutual funds managed by Putnam Management, the mutual funds through their boards of trustees, have voting power. Putnam Advisory has sole voting power of 92,956 shares of common stock and shared voting power over the shares held by its institutional clients.
(5)	Based solely on Schedule 13G filed with the SEC February 11, 2015 by The Vanguard Group. The Vanguard Group reported sole voting power of 56,972 shares of common stock, sole dispositive power of 5,248,067 shares of common stock and shared dispositive power of 49,872 shares of common stock.
(6)	Based solely on Schedule 13G filed with the SEC on February 4, 2015 by Credit Suisse AG reporting shared voting and dispositive power of such shares of common stock.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2015 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Donald L. Dillingham(2)	10,156	*
Craig Groeschel(3)	8,811	*
David L. Houston(4)	35,804	*
Scott E. Streller(5)	19,770	*
Ben T. Morris(6)	2,930
Michael G. Moore(7)	118,225	*
Aaron Gaydosik(8)	24,976
Stuart A. Maier(9)	30,411	*
Steve R. Baldwin(10)	32,400	*
Ross Kirtley(11)	41,626
James D. Palm(12)	10,000	*
Directors and Executive Officers as a Group (11 persons)	335,109	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2015, or exercisable within 60 days of April 1, 2015, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 86,142,909 shares of common stock outstanding as April 1, 2015, including 427,090 shares of restricted common stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 1, 2015 or within 60 days of April 1, 2015. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned. None of the shares beneficially owned by our executive officers or directors are pledged as security.
(2)	Represents (i) 8,547 shares of our common stock held by Mr. Dillingham directly and (ii) 1,609 unvested shares of our common stock granted under our 2013 Restated Stock Incentive Plan, which will vest on June 12, 2015 if Mr. Dillingham is in continuous service on such date.
(3)	Represents (i) 7,202 shares of our common stock held by Mr. Groeschel directly and (ii) 1,609 unvested shares of our common stock granted under our 2013 Restated Stock Incentive Plan, which will vest on June 12, 2015 if Mr. Groeschel is in continuous service on such date.

(4)	Represents (i) 34,195 shares of our common stock held by Mr. Houston directly and (ii) 1,609 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 12, 2015 if Mr. Houston is in continuous service on such date.
(5)	Represents (i) 18,161 shares of our common stock held by Mr. Streller directly, (ii) 1,609 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 12, 2015 if Mr. Streller is in continuous service on such date.
(6)	Represents (i) 1,000 shares of our common stock held by Mr. Morris directly, (ii) 1,556 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on June 12, 2015 if Mr. Morris is in continuous service on such date and (iii) 374 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan, which shares will vest on August 4, 2015.
(7)	Represents (i) 38,409 shares of our common stock held by Mr. Moore directly, (ii) 9,999 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which vest in three remaining quarterly installments during the remainder of 2015, (iii) 8,333 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan, which shares vest on June 17, 2015, (iv) 26,667 unvested shares of restricted common stock granted under our 2013 Restated Stock Inventive Plan, which shares will vest in two remaining approximately equal annual installments beginning on April 22, 2015 and (v) 34,817 unvested shares of restricted common stock granted under our 2013 Restricted Stock Incentive Plan, which shares will vest in two remaining approximately equal annual installments beginning March 1, 2016. Excludes 24,868 shares of restricted stock granted to Mr. Moore under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as interim Chief Executive Officer after the retirement of Mr. Palm in February 2015, which award was rescinded when Mr. Moore was named our Chief Executive Officer.
(8)	Represents (i) 21,049 unvested shares of restricted stock granted to Mr. Gaydosik under our 2013 Restated Stock Incentive Plan, which shares vest in three approximately equal annual installments beginning on March 1, 2016 and (ii) 3,927 unvested shares of restricted stock granted under our 2013 Restated Stock Incentive Plan, of which shares 1,964 will vest on August 1, 2015 and the remaining 1,963 will vest on August 1, 2016.
(9)	Represents (i) 12,077 shares of our common stock held by Mr. Maier directly, (ii) 5,000 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan that vest in June 2015 and (iii) 13,334 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan that will vest on December 1, 2015.
(10)	Represents (i) 15,733 shares of our common stock held by Mr. Baldwin directly, (ii) 3,334 unvested shares of restricted common stock granted under our Amended and Restated 2005 Stock Incentive Plan that vest in June 2015; and (iii) 13,333 unvested shares of restricted common stock granted under our 2013 Restated Stock Incentive Plan that will vest on December 1, 2015.
(11)	Represents (i) 7,600 shares of our common stock held by Mr. Kirtley directly, (ii) 23,025 unvested shares of restricted common stock granted to Mr. Kirtley under our Restated 2013 Stock Incentive Plan, which shares will vest in three equal annual installments beginning on March 1, 2016 and (iii) 11,001 unvested shares of restricted common stock granted to Mr. Kirtley under our 2013 Restated Stock Incentive Plan, of which shares 1,000 will vest on September 1, 2015, 7,001 will vest on December 1, 2015, 1,333 will vest on September 1, 2016 and 1,667 will vest on September 1, 2017.
(12)	Represents 10,000 shares of our common stock, of which Mr. Palm and his spouse, Terri Palm, have shared voting and investment powers. Excludes 53,333 unvested restricted stock units granted to Mr. Palm under our 2013 Restated Stock Incentive Plan as part of the grant received by Mr. Palm under his separation and release agreement with us in connection with his retirement as our Chief Executive Officer on February 15, 2014, which will vest in two remaining substantially equal annual installments beginning on February 15, 2016. Mr. Palm is no longer a reporting person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2014 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the audit committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 2 on the Proxy Card)

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee. While the vote on executive compensation is solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions and (iii) include long-term vesting provisions in the restricted stock grants to encourage executives to focus on long-term performance.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2016 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2014. The audit committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2014 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2013 and 2014?

Grant Thornton’s fees for professional services totaled $707,235 for 2013 and $661,833 for 2014. Grant Thornton’s fees for professional services included the following:

•	Audit Fees—aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $652,835 in 2013 and $661,833 in 2014.

•	Audit-Related Fees—aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $54,400 in 2013 and $0 in 2014.

•	Tax and All Other Fees—there were no tax or other fees for products or services provided by Grant Thornton in addition to the services described above in 2013 and 2014.

Does the audit committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal 2013 and 2014 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton in 2013 or 2014.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2015.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including with respect to the nomination of directors, at the 2016 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 15, 2016.

Stockholders who wish to propose a matter for action at the 2016 Annual Meeting, including with respect to the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 19, 2016 and March 20, 2016. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below, or via the Internet at www.gulfportenergy.com under our “Corporate Governance” caption.

All written proposals should be directed to Paul K. Heerwagen IV, our Assistant Corporate Secretary at Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our bylaws and discussed beginning on page 10 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Michael G. Moore and J. Ross Kirtley (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on June 18, 2015 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2015 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2 AND 3 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side.)

Detach here from proxy voting card.

GULFPORT ENERGY CORPORATION

Proposal 1 – ELECTION OF DIRECTORS

01 Michael G. Moore	For ☐	Against ☐	Abstain ☐

02 Donald L. Dillingham	For ☐	Against ☐	Abstain ☐

03 Craig Groeschel	For ☐	Against ☐	Abstain ☐

04 David L. Houston	For ☐	Against ☐	Abstain ☐

05 Ben T. Morris	For ☐	Against ☐	Abstain ☐

06 Scott E. Streller	For ☐	Against ☐	Abstain ☐

Proposal 2 – Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation	For ☐	Against ☐	Abstain ☐

Proposal 3 – Proposal to Ratify the Appointment of Our Independent Auditors, Grant Thornton LLP, for fiscal year 2015	For ☐	Against ☐	Abstain ☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2 AND 3 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

Signature	Signature, if held jointly	Dated , 2015

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

Proxy – Gulfport Energy Corporation

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on June 18, 2015, at

10:00 a.m. Oklahoma City time, at

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134.